Exhibit 10.10

INDUSTRIAL (MULTI-TENANT NET) LEASE

BETWEEN

AZURE SOUTHWOODS ATLANTA, LLC,

a Delaware limited liability company

AS LANDLORD

and

UNIVERSAL POWER GROUP, INC.,

a Texas corporation,

AS TENANT

for

SOUTHWOODS BUSINESS CENTER I

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (the “Lease Summary”) is hereby incorporated into and made a part of the attached Industrial (Multi-Tenant Net) Lease (this Lease Summary and the Industrial (Multi-Tenant Net) Lease to be known collectively as the “Lease”). In the event of a conflict between the terms of this Lease Summary and the Industrial (Multi-Tenant Net) Lease, the terms of the Industrial (Multi-Tenant Net) Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Industrial (Multi-Tenant Net) Lease.

1.	Date:	September 10, 2010.

2.	Landlord:	AZURE SOUTHWOODS ATLANTA, LLC, a Delaware limited liability company.

3.	Address of Landlord:	American Realty Advisors 801 North Brand Blvd., Suite 800 Glendale, California 91203 Attention: Stanley Iezman Phone: (818) 545-1152 Telecopy: (818) 545-8460

4.	Tenant:	UNIVERSAL POWER GROUP, INC., a Texas corporation.

5.	Address of Tenant:	Universal Power Group, Inc. 1720 Hayden Drive Carrollton, TX 75006-5531 Attention: Ramin Salehi Phone: (972) 416-4900

6.	Guarantor(s):	None.

7.	Premises:	Suite No. 300, which the parties agree contains 22,800 rentable square feet, in the Building. The Premises are outlined on the plan attached to the Lease as Exhibit A.

8.	Building:

The building of which the Premises are a part is located at 10 Southwoods Parkway, Hapeville, Georgia, as shown on Exhibit B (the “Building”) and is located on the real property described on Exhibit C (the “Property”). The Building is known as “Building 300” and the Project is known as “Southwoods Business Center I.” The parties agree that the Project contains approximately 340,755 rentable square feet.

9.	Term.

	(a) Lease Term:	Approximately three (3) years and four (4) months.

(b) Commencement Date:

The earliest of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein; (b) the Possession Date; (c) the date of Substantial Completion; or (d) the date on which Substantial Completion would have occurred but for the occurrence of any Tenant Delays. Tenant shall have early access to the Premises as set forth in Section B.5(a) of Exhibit E.

The anticipated Possession Date is October 1, 2010.

(c) Expiration Date:

The date immediately preceding the fortieth (40th) monthly anniversary of the Commencement Date, unless the Commencement Date is not the first day of the month, in which case the Expiration Date shall be the last day of the month in which the fortieth (40th) monthly anniversary of the Commencement Date occurs.

	(d) Renewal Options:	Two (2) options of five (5) years each. (See Addendum #1).

10.	Base Rent:

Lease Summary, Page (1)

Months of Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot

1-12*	$70,680.00	$5,890.00	$3.10

13-24	$72,732.00	$6,061.00	$3.19

25-36	$75,012.00	$6,251.00	$3.29

37-40	$77,292.00	$6,441.00	$3.39

* Plus any partial month if the Commencement Date is not the first day of the month.

Provided that Tenant has faithfully performed all of the terms and conditions of this Lease, Landlord agrees to abate the obligation of the Tenant named in this Lease Summary (“Named Tenant”) to pay Base Rent for the first five (5) full calendar months of the Term (the “Conditional Rent”). Notwithstanding the foregoing, however, during such abatement period, Tenant shall still be responsible for the payment of all Additional Rent payable under this Lease. In the event of a Default at any time during the Term, in addition to any other remedies to which Landlord may be entitled, Landlord shall be entitled to recover the Conditional Rent (i.e., the amount of the Conditional Rent shall not be deemed to have been abated, but shall become immediately due and payable as unpaid Rent earned, but due at the time of such Default). The right to the abatement set forth above shall be personal to Named Tenant and any Permitted Transferee and shall not be transferable to any assignee, sub-lessee or other transferee of Named Tenant’s interest in this Lease.

11.	Additional Rent.

	(a) Tenant’s Proportionate Share of Project Operating Costs:	Approximately 6.69%.

12.	Construction:

	(a) Allowance:	N/A.

	(b) Landlord Supervision Fee:	N/A.

13.	Security Deposit:	$6,441.00.

14.	Permitted Use:	General office/warehouse use.

15.	Brokers:

	(a) Tenant:	Stream Realty Partners – Atlanta, L.P. 3520 Piedmont Road, NE, Suite 400 Atlanta, GA 30305 Attention: Damian Rivera

	(b) Landlord:	Taylor Mathis, Inc. 245 Town Park Drive, Suite 575 Kennesaw, GA 30144 Attention: Walker Welford

16.	Addenda and Exhibits:	The addenda and exhibits listed below are incorporated by reference in this Lease.

Addendum #1 – Renewal Option Addendum #2 – Right of First Refusal Addendum #3 – Tenant’s Rights

Lease Summary, Page (2)

Exhibit A	Floor Plan of Premises
Exhibit B	Site Plan of Building
Exhibit C	Legal Description
Exhibit D	Term Certification
Exhibit E	Construction
Exhibit E-1	Tenant Improvement Work
Exhibit E-2	Contractor Rules and Regulations
Exhibit F	Building Services
Exhibit G	Rules and Regulations
Exhibit H	Parking Agreement
Exhibit I	Minimum Services Required For HVAC
Equipment Maintenance Contract

LANDLORD:	AZURE SOUTHWOODS ATLANTA, LLC, a Delaware limited liability company

By: FIRST FIDUCIARY REALTY ADVISORS, INC., a California corporation, its Manager

By:

Printed Name:

Title:

Date:

TENANT:	UNIVERSAL POWER GROUP, INC., a Texas corporation

By:

Printed Name:

Title:

Date:

Lease Summary, Page (3)

INDUSTRIAL (MULTI-TENANT NET) LEASE

THIS INDUSTRIAL (MULTI-TENANT NET) LEASE (the “Lease”) is made effective as of September 10, 2010, by and between AZURE SOUTHWOODS ATLANTA, LLC, a Delaware limited liability company (“Landlord”), and UNIVERSAL POWER GROUP, INC., a Texas corporation. (“Tenant”), with reference to the following facts and circumstances:

          A. Landlord is the owner of the Project, as defined herein.

          B. The Premises covered by this Lease are defined on the Lease Summary and are located in the Building, as defined on the Lease Summary.

          C. American Realty Advisors, Inc. (and its affiliates; collectively, “Advisor”) is the real estate investment manager for Landlord.

          D. The parties desire to enter into this Lease, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the mutual covenants and promises contained herein and after good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties do hereby agree to the following:

ARTICLE 1
LEASE OF PREMISES

In consideration of the Rent and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises. In addition, Tenant shall have the non-exclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants, and invitees to use the Common Areas.

ARTICLE 2
DEFINITIONS

Except as otherwise defined in this Lease, capitalized terms shall have the meanings set forth on the Lease Summary. As used in this Lease, the following terms shall have the following definitions:

          2.1. Additional Rent. All amounts, costs and expenses that Tenant assumes, agrees or is otherwise obligated to pay to Landlord under this Lease other than Base Rent.

          2.2. Affiliate. An entity that is controlled by, controls, or is under common control with a party. “Control” shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in any entity.

          2.3. Bankruptcy Code. Title 11 of the United States Code, as amended from time to time.

          2.4. Building Services. As set forth in Exhibit F.

          2.5. Building Structure. The Building’s roof, foundation and structural members of exterior walls.

          2.6. Business Days. Days other than Saturdays, Sundays and Holidays. If any item must be accomplished or delivered hereunder on a day that is not a Business Day, it shall be timely to accomplish or deliver the same on the next following Business Day.

          2.7. Commencement Date. As set forth on the Lease Summary.

          2.8. Common Areas. Unrestricted parking areas, entrances, exits, driveways and walkways, loading facilities, terraces and landscaped areas in and around the Building, and other generally understood public or common areas in the Project.

          2.9. Environmental Laws. All Laws regulating or controlling Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq.; the Hazardous Material Transportation Act, 49 U.S.C. 1801 et seq.; and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.

          2.10. Expiration Date. As set forth on the Lease Summary, unless otherwise sooner terminated in accordance with the provisions of this Lease.

          2.11. Force Majeure. Strikes, labor disputes, lockouts, inability to obtain labor, materials, equipment, or reasonable substitutes therefor, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, war, terrorism (foreign or domestic), fire, accident, explosion, falling objects or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder.

          2.12. Guarantor(s). The parties set forth on the Lease Summary and any other party liable for or required by Landlord to guaranty Tenant’s obligations under the Lease.

          2.13. Hazardous Materials. Any hazardous waste or hazardous substance as defined in any Laws applicable to the Project, including, without limitation, the Environmental Laws. “Hazardous Materials” shall also include asbestos or asbestos-containing materials, radon gas, petroleum or petroleum fractions, urea formaldehyde foam insulation, transformers containing levels of polychlorinated biphenyls greater than 50 parts per million, medical waste, biological materials (including without limitation blood and blood products), electromagnetic fields, mold and chemicals known to cause cancer or reproductive toxicity, whether or not defined as a hazardous waste or hazardous substance in any statute, ordinance, rule or regulation.

          2.14. Holidays. All federally observed holidays, including New Year’s Day, President’s Day, Martin Luther King, Jr. Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving Day and Christmas Day.

          2.15. Interest Rate. Fourteen percent (14%) per annum, but in no event in excess of the maximum rate, if any, allowed by Law for the transaction on which interest is being calculated.

          2.16. Landlord Related Parties. Landlord, Landlord’s Affiliates, and the members, principals, beneficiaries, partners, trustees, shareholders, directors, officers, employees, mortgagees, investment managers, property managers, brokers, contractors, attorneys, and agents of Landlord and Landlord’s Affiliates, and the successors of such parties.

          2.17. Landlord Work. The work to be performed by Landlord, if any, set forth in Exhibit E-1.

          2.18. Law or Laws. All federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, requirements, codes, decrees, orders, and decisions by courts and cases, when the decisions are considered binding precedent in the State, and decisions of federal courts applying the Law of the State; including but not limited to The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), and any regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time.

          2.19. Lease Year. Each twelve (12) month period or portion thereof during the Term, commencing with the Commencement Date, without regard to calendar years.

          2.20. Mortgagee. The lessor under any present and future ground or underlying lease of the Property and the holder of any mortgage, deed to secure debt or trust deed now or hereafter in force against the Property or the Building.

          2.21. Operating Costs. All costs incurred by Landlord in the ownership, management, maintenance, repair, replacement, improvement, alteration and operation of the Building and Project, including, without limitation, the following: a) utilities; b) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building or the Project; c) insurance (including but not limited to public liability, property damage, earthquake, flood, pollution, terrorism and property insurance for the full replacement cost of the Building and Project as required by Landlord or its lenders); d) landscaping; e) parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, re-striping, and cleaning; f) reasonable reserves for operation, maintenance and repair of the Project and for covering uninsured damage and liability claims relating to the Project, including, without limitation, deductible amounts (provided that if Landlord incurs an expense for which a reserve is held, Landlord shall apply the applicable reserves to the expense prior to including the balance of the expense in Operating Costs); g) fees, charges and other costs, including without limitation, reasonable consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Building or the Project; h) compensation (including, without limitation, employment taxes and fringe benefits) of all persons who perform duties in connection with the operation, maintenance, repair, or overhaul of the Building or the Project, and equipment, improvements, and facilities located within the Project; i) operation and maintenance of a room for delivery and distribution of mail to tenants of the Building or the Project as required by the U. S. Postal Service, along with any space Landlord provides for non-exclusive use by tenants, such as conference centers, exercise facilities and other building amenities (including, without limitation, an amount equal to the fair market rental value of the space used for such purposes); j) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building or the Project; k) operation, repair, maintenance and replacement of the Building Structure and Building systems, including, without limitation, the cost to replace or retrofit as required by Laws (however, if any such costs are capital expenditures, the provisions of subsection (v) below shall apply); l) janitorial service, alarm and security service, window cleaning, trash removal; m) repair and replacement of building standard surfaces, including but not limited to wall and floor coverings, ceiling tiles, window coverings and fixtures (however, if any such costs are capital expenditures, the provisions of subsection (v) below shall apply); n) maintenance and replacement of curbs and walkways; o) repair to and replacement of the roof (however, if any such costs are capital expenditures, the provisions of subsection (v) below shall apply); p) Building signage and directories; q) management of the Building or the Project, whether by Landlord or an independent contractor (including, without limitation, an amount equal to the fair market value of any manager’s office; provided, that if such manager’s office is located off-site, the fair market value of such office shall be equitably allocated among all buildings managed by such office); r) rental expenses for (or a reasonable depreciation allowance on) personal property used in maintenance, operation or repair of the Building or the Project; s) licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments that may affect Operating Costs; t) intentionally omitted; u) any costs, expenditures, or charges (whether capitalized or not) required by any governmental or quasi-governmental authority; and v) amortization of capital expenses (including, without limitation, financing costs) (A) that are intended as a labor saving device or to effect other economies in the operation or maintenance of the Building or the Project, or any portion thereof, (B) that are required under any Law, or (C) that are in Landlord’s opinion necessary to maintain the Building or the Project, or any portion thereof, in good condition and repair; provided that such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine. Notwithstanding the foregoing, for purposes of this Lease, Operating Costs shall not include:

                    2.21.1. Costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space;

                    2.21.2. Utilities or services sold to Tenant or others for which Landlord is entitled to and actually receives reimbursement (other than through any operating cost reimbursement provision similar to the provisions set forth in this Lease);

                    2.21.3. Except as otherwise specifically provided in this Section, alterations to the Building that are considered capital improvements and replacements of such capital improvements under sound real estate management principles;

                    2.21.4. Depreciation and amortization, except on materials, small tools and supplies purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation and amortization would otherwise have been included in the charge for such third party services, all as determined in accordance with sound real estate management principles;

                    2.21.5. Services or other benefits that are not available to Tenant, but which are provided to other tenants of the Building;

                    2.21.6. Overhead or any profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Building to the extent the same exceeds the cost of such services that could be obtained from equally qualified third parties on a competitive basis or at market rates;

                    2.21.7. Except as otherwise specifically provided in this Section, interest on debt or amortization on any mortgages, other charges, costs and expenses payable under any mortgage, if any, and costs for financing and refinancing the Project;

                    2.21.8. Ground rents;

                    2.21.9. Compensation and employee benefits paid to clerks, attendants or other persons in any commercial concession operated by Landlord, except the Project parking facility;

                    2.21.10. Rentals and other related expenses incurred in leasing equipment, the cost of which would otherwise be excluded capital expenses hereunder, except equipment used (a) in providing janitorial or similar services and which is not affixed to the Building, or (b) in case of emergency;

                    2.21.11. Electrical power for which Tenant directly contracts with and pays an electrical service company;

                    2.21.12. Marketing costs, including leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building, including attorneys’ fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Building unless related to the operation or maintenance of the Common Areas;

                    2.21.13. Costs covered by insurance, to the extent of the insurance proceeds actually received by Landlord;

                    2.21.14. Costs covered by warranties, to the extent of the amount actually paid under the warranty;

                    2.21.15. Any service provided directly to and paid directly by any tenant; and

                    2.21.16. Wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building.

          2.22. Permitted Use. As set forth on the Lease Summary.

          2.23. Permitted Transfer. The transfer of ownership interests in a publicly traded entity or an assignment or subletting of all or a portion of the Premises to an Affiliate of Tenant, where (a) the transferee assumes, in full, the obligations of Tenant under this Lease; (b) Tenant remains fully liable under this Lease; (c) the use of the Premises remains unchanged; (d) after such transaction is effected, the tangible net worth of the tenant hereunder is equal to or greater than the tangible net worth of Tenant as of the date of this Lease; (e) Landlord shall have received an executed copy of all documentation effecting such transfer on or before its effective date; and (f) the same is not a subterfuge by Tenant to avoid its obligations under this Lease.

          2.24. Permitted Transferee. The Transferee pursuant to a Permitted Transfer.

          2.25. Possession Date. The date on which Landlord tenders possession of the Premises to Tenant with the Landlord Work Substantially Completed.

          2.26. Project. The Property, the Building and any other improvements on the Property.

          2.27. Project Operating Costs. Operating Costs and Taxes.

          2.28. Rent. Base Rent and Additional Rent.

          2.29. Rentable Area. The total square footage of all floor area for lease to tenants of the Building or Project, as determined by Landlord’s architect.

          2.30. Rules and Regulations. As set forth in Exhibit G.

          2.31. State. The state in which the Project is located.

          2.32. Substantial Completion or Substantially Completed. As defined in Exhibit E.

          2.33. Taxes. All taxes, assessments, whether special or general, water and sewer charges, and other similar government charges levied on or attributable to the Building or Project or their operation, including, without limitation a) real property taxes or assessments levied or assessed against the Building or Project; b) assessments or charges levied or assessed against the Building or Project by any redevelopment agency, municipality or governmental or quasi-governmental agency, including but not limited to any assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; c) any tax, assessment, levy, license fee or charge measured by or based, in whole or in part, by Rent received from the leasing of the Premises, the Building, or the Project, or any portions thereof; d) general or special, ad valorem or specific, excise, capital levy, or other tax, assessment, levy, or charge directly on the Rent received under this Lease or on the rent received under any other leases of space in the Building or Project; e) any transfer, transaction, or similar tax, assessment, levy, or charge based directly or indirectly upon the transaction represented by this Lease or other leases in the Project; f) any possessory interest, occupancy, use, per capita, or other tax, assessment, levy, or charge based directly or indirectly upon the use or occupancy of the Premises or other premises within the Building or the Project; g) interest on installments as charged by the taxing authority; and h) the reasonable costs and expenses of any contest or protest of Taxes prosecuted by Landlord, including, without limitation, any appraisal fees and attorneys’ fees. Taxes shall not include (i) any net income, franchise, capital stock, estate or inheritance taxes imposed by the State or Federal Government or their agencies, branches, or departments, and (ii) tax penalties, interest or late charges incurred as a result of Landlord’s failure to make timely payment of Taxes. Notwithstanding the foregoing, if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on the Project shall be discontinued or reduced and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed, wholly or partially, as a capital levy or otherwise (a “Substitute Tax”), then such Substitute Tax shall be included within the definition of Taxes. Tenant hereby waives, and assigns, transfers and conveys to Landlord, any and all rights to contest or protest any Taxes. Taxes for any calendar year shall only include those taxes or installments of assessments that become due and payable during said year. Landlord shall pay assessments in installments over the longest period of time permitted by the taxing authority.

          2.34. Telecommunications Systems. All telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, satellite and any other transmission systems, for part or all of any telecommunications within the Building or from the Building to any other location.

          2.35. Tenant Delays. As defined in Exhibit E.

          2.36. Tenant Related Parties. Tenant, its Affiliates, agents, contractors, subcontractors, employees, invitees, subtenants, transferees, and any other party claiming by, through or under Tenant.

          2.37. Tenant’s Cost Allocation. Tenant’s Proportionate Share of Project Operating Costs for the year in question.

          2.38. Tenant’s Property. All movable partitions, business and trade fixtures, machinery and equipment, communications equipment, and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, that can be removed without damage to the Building, and all furniture, furnishings, and other articles of movable personal property owned by Tenant and located in the Premises.

          2.39. Tenant’s Proportionate Share. As set forth on the Lease Summary. Such share is a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of the Project. Tenant’s Proportionate Share is subject to recalculation in accordance with changes in the Rentable Area of the Premises or the Project. Landlord reserves the right to create pools of similarly situated tenants for the purpose of allocating certain Operating Costs that benefit only the tenants in such pool (“Specialized Operating Costs”). For the purpose of allocating Specialized Operating Costs for any pool of which Tenant is a member, Tenant’s

Proportionate Share shall be a fraction, the numerator of which shall be the Rentable Area of the Premises, and the denominator of which shall be the Rentable Area of the premises of all tenants in such pool.

          2.40. Term. As set forth on the Lease Summary, as the same may be extended from time to time.

          2.41. Transfer. An assignment, mortgage, pledge, hypothecation, encumbrance, lien or other transfer of this Lease or any interest hereunder, a transfer by operation of law, a sublease of the Premises or any part thereof, or the use of the Premises by any party other than Tenant and its employees. “Transfer” shall also include (a) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the partners or members, or transfer of twenty-five percent (25%) or more of partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership or company without immediate reconstitution thereof, (b) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period; and (c) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

          2.42. Transferee. Any person or entity to whom or which any Transfer is made.

ARTICLE 3
PREMISES AND DELIVERY OF POSSESSION

          3.1. Delivery of Possession. Except as otherwise provided herein, Landlord shall use commercially reasonable efforts to deliver possession of Premises on or before the anticipated Possession Date, if any, set forth on the Lease Summary. If for any reason, Landlord is delayed in delivering possession of the Premises to Tenant, Landlord shall not be subject to any liability for such failure, and the validity of this Lease shall not be impaired, but (except in the case of Tenant Delays) the Commencement Date shall be extended for the period of such delay.

          3.2. Commencement Date. If the Commencement Date is not fixed on the Lease Summary, once the Commencement Date is fixed, within ten (10) days following written request by Landlord, Tenant will execute and deliver to Landlord a certificate substantially in the form of Exhibit D attached hereto and made a part hereof, indicating thereon any exceptions thereto that may exist at that time. Failure of Tenant to execute and deliver such certificate within ten (10) days following its receipt of such request by Landlord shall constitute binding and conclusive acceptance of the Premises and acknowledgment by Tenant that the statements included in Exhibit D, as prepared by Landlord, are true and correct.

          3.3. Size of Premises. The Rentable Area of the Premises will be deemed for all purposes to be as set forth on the Lease Summary.

ARTICLE 4
RENT

Tenant agrees to pay to Landlord all Rent payable hereunder, without set-off or deduction, in lawful money of the United States of America. Tenant shall pay the Rent as follows:

          4.1. Base Rent. Tenant shall pay to Landlord the Base Rent without notice or demand, in installments due and payable in advance on the first (1st) day of each calendar month during the Term. Along with and in addition to each monthly Base Rent payment under the Lease, Tenant shall pay to Landlord any sales or privilege tax required under applicable Law. In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Base Rent. Concurrent with the execution of this Lease, Tenant will deliver to Landlord the sixth (6th) month’s Base Rent.

          4.2. Tenant’s Cost Allocation. For each calendar year, in addition to the Base Rent and all other payments due under this Lease, Tenant shall pay Tenant’s Cost Allocation, as follows:

                    4.2.1. Estimated Payments. Tenant shall pay Landlord’s reasonable estimate of Tenant’s Cost Allocation for each year (the “Estimated Payment”) in advance, in monthly installments, commencing on the first (1st) day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first (1st) day of the month following the month in which Landlord notifies Tenant of any revised Estimated Payment. Landlord shall estimate from time to time the amount of the Tenant’s Cost Allocation for each year and then make an adjustment in the following year based on the actual Tenant’s Cost Allocation incurred for the prior year. Within ten (10) days after Tenant’s receipt of notice of such adjustment and the revised Estimated Payment, Tenant shall pay Landlord a fraction of such revised Estimated Payment for such following year (reduced by any amounts paid pursuant to the first sentence of this Section 4.2.1). Such fraction shall have as its numerator the number of months which have elapsed in such following year to the date of such payment, both months inclusive, and shall have twelve (12) as its denominator. All subsequent payments by Tenant for such following year shall be based upon such adjustment and the revised Estimated Payment. In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Estimated Payment.

                    4.2.2. Reconciliation. Within a reasonable period after the end of each calendar year, Landlord shall deliver to Tenant a statement (the “Statement”) setting forth Tenant’s Cost Allocation for such year. If Tenant’s Cost Allocation for such year exceeds the total of the Estimated Payment made by Tenant for each year,

Tenant shall pay Landlord the amount of the deficiency within thirty (30) days of the receipt of the Statement and any amount payable by Tenant that would not otherwise be due until after the termination of this Lease, shall, if the exact amount is uncertain at the time that this Lease terminates, be paid by Tenant to Landlord upon such termination in an amount to be estimated by Landlord with an adjustment to be made once the exact amount is known. If the Estimated Payment made by Tenant exceeds Tenant’s Cost Allocation for such year, then Landlord shall credit against Tenant’s next ensuing Estimated Payment(s) an amount equal to the difference until the credit is exhausted. If a credit is due from Landlord after the Expiration Date, Landlord shall pay Tenant the amount of the credit within thirty 30) days after the delivery of the Statement applicable to the calendar year in which the Expiration Date occurs. The obligations of Tenant and Landlord to make payments required under this Section shall survive the expiration or termination of this Lease, and Landlord’s failure to deliver the Statement shall not be deemed a waiver of Landlord’s right to make the adjustments set forth herein.

                    4.2.3. Landlord’s Records. Landlord shall maintain records respecting Project Operating Costs and determine the same in accordance with sound accounting and management practices, consistently applied. Tenant or its representative shall have the right to examine such records upon reasonable prior notice specifying which records Tenant desires to examine, during normal business hours at the place or places where such records are normally kept, by sending such notice no later than ninety (90) days following the furnishing of the Statement. Tenant may take exception to matters included in Project Operating Costs or Landlord’s computation of Tenant’s Proportionate Share by sending notice specifying such exception and the reasons therefor to Landlord no later than forty-five (45) days after Landlord makes such records available for examination. If Tenant takes exception to any matter contained in the Statement as provided herein, Landlord shall refer the matter to an independent certified public accountant of Landlord’s choice, subject to Tenant’s reasonable approval, whose certification as to the proper amount shall be final and conclusive as between Landlord and Tenant. Tenant shall promptly pay the cost of such certification, including, without limitation, any reasonable attorneys’ fees incurred by Landlord in connection therewith, unless such certification determines that Tenant was overbilled by more than five percent (5%) in the aggregate for the applicable year. Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying Tenant’s Cost Allocation in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved. Tenant acknowledges that any information gathered through an audit is strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial and legal consultants. The Statement shall be considered final, except as to matters to which exception is taken in the manner and within the times specified herein.

                    4.2.4. Cap on Controllable Operating Costs. Notwithstanding anything to the contrary contained herein, the aggregate Controllable Operating Costs, as that term is defined below, shall not increase more than seven percent (7%) in any calendar year during the Term commencing with the calendar year 2011 over the maximum amount of Controllable Operating Costs chargeable for the immediately preceding calendar year, with no limit on the Controllable Operating Costs during the calendar year 2010 (i.e., the actual Controllable Operating Costs for calendar year 2010 shall be the maximum amount for the calendar year 2010 for purposes of this provision). “Controllable Operating Costs” shall mean shall mean all Operating Costs except utility costs, security costs, insurance costs, costs of services provided under a union contract and costs associated with repairs due to casualty (including hurricanes), vandalism or other source outside of Landlord’s reasonable control and in no event shall Controllable Operating Costs include Taxes. Additionally, in no event shall any management fees included in Operating Costs for any calendar exceed four percent (4%) of the Project’s gross receipts for such calendar year.

          4.3. Other Taxes Payable by Tenant. In addition to the Base Rent and any other charges to be paid by Tenant hereunder, Tenant shall, as an element of Rent, reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) that are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by, or reasonably attributable to (a) the cost or value of Tenant’s equipment, furniture, fixtures, and other personal property located at the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is held by Tenant or Landlord; or (b) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, including but not limited to any sales tax on the Rent paid hereunder. If it becomes unlawful for Tenant to reimburse Landlord for any taxes or other charges as required under this Lease, the Base Rent shall be revised to net Landlord the same net Rent after imposition of any tax or other charge upon Landlord as would have been payable to Landlord but for the reimbursement being unlawful.

          4.4. Place of Payment. All Rent shall be paid at the office of Landlord set forth on the Lease Summary or at such other place as Landlord may designate.

          4.5. Interest and Late Charges. If Tenant fails to pay any Rent when due, after giving effect to any applicable grace periods, the unpaid amounts shall bear interest at the Interest Rate. Tenant acknowledges that the late payment of any Rent will cause Landlord to incur costs and expenses not contemplated under this Lease, including, without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest, if any such payment is not received by Landlord within five (5) days from when due, Tenant shall pay Landlord a late charge equal to five percent (5%) of such payment, plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent when due. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for loss resulting from Tenant’s nonpayment. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages for any default of Tenant or as limiting Landlord’s remedies in any manner. In addition, any check returned by the bank for any reason will be considered late and will be subject to all late charges, plus a Fifty Dollar ($50.00) fee. After two (2) returned checks in any twelve (12) month period, Landlord will have the right to receive payment by a cashier’s check or money order. Nothing contained herein shall be construed as to compel Landlord to accept any payment of Rent in arrears or late charges should Landlord elect to apply its rights and remedies available under this Lease or at law or in equity in the event of a Default.

ARTICLE 5
SECURITY DEPOSIT

Upon Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security Deposit, as shown on the Lease Summary. The Security Deposit shall serve as security for the prompt, full, and faithful performance by Tenant of its obligations under this Lease. In the event that Tenant is in Default hereunder, or in the event that Tenant owes any amounts to Landlord upon the expiration of this Lease, Landlord may use or apply the whole or any part of the Security Deposit for the payment of Tenant’s obligations hereunder. The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages. In the event the Security Deposit is reduced by such use or application, Tenant shall deposit with Landlord, within ten (10) days after notice, an amount sufficient to restore the full amount of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from Landlord’s general funds or pay interest on the Security Deposit. Provided Tenant has performed all of its obligations under this Lease, any remaining portion of the Security Deposit shall be returned to Tenant within thirty (30) days subsequent to the Expiration Date. If the Premises shall be expanded at any time, or if the Term shall be extended at any increased rate of Rent, the Security Deposit shall thereupon be proportionately increased. No trust or fiduciary relationship is created herein between Landlord and Tenant with respect to the Security Deposit. If Landlord transfers the Premises during the Term, Landlord shall pay the Security Deposit to Landlord’s successor-in-interest, in which event the transferring Landlord shall be released from all liability for the return of the Security Deposit. Tenant waives the provisions of any Laws now in force or that become in force after the date of execution of this Lease, that require return of any remaining Security Deposit within a specified period or limiting the costs, expenses or damages for which Landlord may use a security deposit, including any provisions of such Laws providing that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other foreseeable or unforeseeable loss or damage caused by the acts or omissions of Tenant or any Tenant Related Party.

ARTICLE 6
USE

          6.1. Permitted Use. Tenant shall use the Premises solely for the Permitted Use as shown on the Lease Summary, and for no other purpose without Landlord’s consent. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Project. Tenant shall not (a) do or permit anything to be done in or about the Premises that would in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project, or violate any restrictions or exclusive uses set forth in any other tenants’ leases; (b) injure, annoy or interfere with the business of any other tenants or occupants of the Project or any of their invitees; (c) cause, maintain or permit any nuisance arising out of Tenant’s use or occupancy of the Premises; or (d) commit or suffer to be committed any waste in or upon the Premises, the Building or the Project.

          6.2. Compliance with Law. Tenant has been provided an opportunity to inspect the Premises, the Building and the Project to a degree sufficient to determine whether or not the same, in their condition as of the date hereof, violate any applicable Law. Tenant further acknowledges and agrees that, except as may otherwise be specifically provided in this Lease, Landlord has made no representation or warranty as to whether the Premises, the Building or the Project conforms to the requirements of Law. Tenant shall be responsible for compliance of the Premises with applicable Law and shall bear all costs necessary to maintain the Premises in compliance with Law, including, without limitation, structural work, if any. Tenant shall also be responsible for the cost of any alterations to other portions of the Building or the Project necessitated by any alterations to the Premises or any change in use of the Premises after completion of the Landlord Work. Tenant shall not use or occupy the Premises in violation of any Law or the certificate of occupancy issued for the Building or the Project and shall, upon notice from Landlord, immediately discontinue any use of the Premises that is declared by any governmental authority having jurisdiction to be a violation of Law or the certificate of occupancy. A judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such Laws in the use of the Premises shall be deemed to be a conclusive determination of that fact as between Landlord and Tenant. Should any obligation be imposed by Law, then Tenant agrees, at its sole cost and expense, to comply promptly with such obligations to the extent the same relate to the Premises or Tenant’s use of the Premises, the Building or the Project.

          6.3. Effect on Landlord’s Insurance. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any property coverage, or other insurance policy covering the Building, the Project or any property located therein. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section.

          6.4. Transportation Management. Tenant shall comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: a) restrictions on the number of peak-hour vehicle trips generated by Tenant; b) increased vehicle occupancy; c) implementation of an in-

house ridesharing program and an employee transportation coordinator; d) working with employees and any Building or area-wide ridesharing program manager; e) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and f) utilizing flexible work shifts for employees. Unless required by law, Tenant shall not be required to participate in such programs if the same would materially interfere with the operation of Tenant’s business, or would result in a material expense to Tenant.

          6.5. Use of Common Areas. Use of all Common Areas by any Tenant Related Parties shall at all times be subject to the Rules and Regulations and the exclusive control and management of Landlord.

ARTICLE 7
HAZARDOUS MATERIALS

          7.1. Indemnity. Tenant shall indemnify, defend and hold harmless all Landlord Related Parties from and against all claims, suits, demands, response costs, contribution costs, liabilities, losses, or damages (including, without limitation, reasonable attorneys’ fees), directly or indirectly arising out of the existence, use, generation, migration, storage, transportation, release, threatened release, or disposal of Hazardous Materials in, on, or under the Premises, the Building or the Project or in the groundwater under the Project and the migration or transportation of Hazardous Materials to or from the Premises, the Building or the Project or the groundwater underlying the Project, to the extent that any of the foregoing is caused by any Tenant Related Parties. This indemnity extends to the costs incurred by any Landlord Related Party to investigate, remediate, monitor, treat, repair, clean-up, dispose of, or remove such Hazardous Materials in order to comply with the Environmental Laws; provided that if Tenant is not otherwise in Default, Landlord shall give Tenant not less than thirty (30) days’ advance notice of Landlord’s intention to incur such costs.

          7.2. Restriction on Hazardous Materials. Tenant shall not permit any Tenant Related Parties to use, generate, manufacture, store, transport, release, threaten release, or dispose of Hazardous Materials, other than de minimis amounts of customary office and cleaning supplies in compliance with applicable Environmental Laws, in, on, or about the Premises, the Building or the Project or transport Hazardous Materials from the Premises, the Building or the Project unless Tenant shall have received Landlord’s prior consent therefor, which Landlord may revoke at any time, and shall not cause or permit the release or disposal of Hazardous Materials from the Premises, the Building or the Project except in compliance with applicable Environmental Laws. Tenant shall promptly deliver notice to Landlord if Tenant obtains knowledge sufficient to infer that Hazardous Materials are located on the Premises, the Building or the Project that are not in compliance with applicable Environmental Laws or if any third party, including without limitation, any governmental agency, claims a significant disposal of Hazardous Materials occurred on the Premises, the Building or the Project or is being or has been released from the Premises, the Building or the Project.

          7.3. Investigation of Contamination. Upon reasonable written request of Landlord, Tenant, through its appropriately qualified and licensed professional engineers, and at Tenant’s cost, shall thoroughly investigate suspected Hazardous Materials contamination of the Premises, the Building or the Project that would arguably come within the scope of Tenant’s indemnification and hold harmless obligations as set forth above. Tenant, using duly licensed and insured contractors approved by Landlord, shall promptly commence and diligently complete the removal, repair, clean-up, and detoxification of any Hazardous Materials from the Premises, the Building and the Project as may be required by applicable Environmental Laws that comes within the scope of Tenant’s indemnification and hold harmless obligations as set forth above. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

          7.4. Landlord Consent. If during the Term, Tenant contemplates utilizing Hazardous Materials (or subleasing or assigning this Lease to a subtenant or assignee who utilizes Hazardous Materials), other than de minimis amounts of customary office and cleaning supplies in compliance with applicable Environmental Laws, Tenant shall obtain the prior written consent of Landlord. As a condition of granting such consent, Landlord may require, among other things, that a) such substances be of the type customarily used in offices and be used and maintained only in such quantities as are reasonably necessary for the Permitted Use and in strict accordance with applicable Environmental Laws and manufacturer instructions therefor; b) such substances shall not be disposed of, released or discharged on the Project and shall be transported to and from the Premises in compliance with all applicable Environmental Laws and as Landlord shall reasonably require; c) any remaining such substances shall be completely, properly and lawfully removed from the Premises, the Building and the Project upon expiration or earlier termination of this Lease; d) such use shall not constitute a nuisance, danger or health risk to or disrupt the business of any other occupant of the Building or the Project; and e) Tenant carry environmental insurance acceptable to Landlord, meeting the requirements of Sections 18.2 and 18.3, and naming Landlord as an additional insured. If any applicable Environmental Law or other ordinance or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements, at Tenant’s expense, for such disposal directly with a qualified and licensed disposal company at a lawful disposal site and shall ensure that such disposal occurs frequently enough to prevent unnecessary storage of such substances on the Premises. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Materials then used, stored or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any Material Safety Data Sheet (“MSDS”) issued by the manufacturer thereof, written information concerning the removal, transportation, and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Environmental Laws. Landlord, at its option, and at Tenant’s expense, may cause an engineer selected by Landlord, to review (1) Tenant’s operations including, without limitation, materials used, generated, stored, disposed, and manufactured in Tenant’s business; and (2) Tenant’s compliance with terms of this Section. Tenant shall provide the engineer with such information reasonably requested by the engineer to complete the review. The first such review may occur prior to or shortly following the commencement of the Term. Thereafter, such review shall not occur more frequently than once each year unless cause exists for some other review schedule.

ARTICLE 8
SERVICES AND UTILITIES

          8.1. Utilities. Tenant shall obtain and pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises (“Utilities”), together with all taxes, penalties, surcharges, and maintenance charges pertaining thereto.

          8.2. Furnishing of Building Services. Provided that Tenant is not in Default, Landlord agrees to furnish the Building Services as set forth on Exhibit F.

          8.3. Interruption in Services. Unless caused by the gross negligence or willful misconduct of Landlord, Landlord shall not be in default hereunder nor be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated, for any interruption of or diminution in the quality or quantity of Utilities or Building Services, when the same is occasioned, in whole or in part, by a) repairs, replacements, or improvements; b) by inability to secure or limitation, curtailment, or rationing of, or restrictions on, use of electricity, gas, water, or other form of energy serving the Premises, the Building or the Project; c) by any accident or casualty; d) by act or Default by Tenant or other parties; or e) by Force Majeure. Landlord shall not be liable under any circumstances for a loss of or injury to property or business, however occurring, through or in connection with or incidental to failure of Utilities or failure to furnish any Building Services. No failure, delay or diminution in Utilities or Building Services shall ever be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure of Utilities or failure to furnish any of the Building Services.

          8.4. Safety and Security Devices, Services, and Programs. The parties acknowledge that safety and security devices, services, and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts or ensure safety of persons or property. The risk that any safety or security device, service, or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests; and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

          8.5. Government Energy or Utility Controls. In the event of imposition of any government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby, and the same shall not constitute a constructive eviction of Tenant. In the event of a difference in interpretation by Landlord and Tenant of any such controls, Landlord’s interpretation shall prevail, and Landlord shall have the right to enforce compliance therewith, including, without limitation, the right of entry into the Premises to effect compliance.

          8.6. Telecommunications. Tenant and Tenant’s telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies (“Telecommunications Companies”), shall have no right of access to or within the Project for the installation and operation of Tenant’s Telecommunications System without Landlord’s prior consent. All work with respect to Tenant’s Telecommunications System shall be subject to the terms of this Lease governing alterations and improvements by Tenant. Without in any way limiting Landlord’s right to withhold its consent to a proposed request for access, Landlord shall have the right to consider whether a Telecommunications Company is willing to pay reasonable monetary compensation for the use and occupation of the Building for the Telecommunications System.

ARTICLE 9
CONDITION OF THE PREMISES

Prior to the Possession Date, Landlord shall perform the Landlord Work, if any, as described in Exhibit E-1. Except as expressly provided in Exhibit E-1, Tenant acknowledges that Tenant is leasing the Premises on an “as is, where is” basis. Tenant’s taking possession of the Premises shall be deemed conclusive evidence that, as of the date of taking possession, the Premises were in good order and satisfactory condition, except for reasonable Punchlist Items delivered in accordance with Exhibit E-1. No promise of Landlord to alter, remodel, repair, or improve the Premises, the Building or the Project, and no representation, express or implied, respecting any matter or thing relating to the Premises, the Building, the Project or this Lease (including, without limitation, the condition thereof) have been made to Tenant by Landlord or its broker or sales agent, other than as may be expressly contained in this Lease.

ARTICLE 10
REPAIRS AND MAINTENANCE

          10.1. Landlord’s Obligations. This Lease is intended to be a net lease; accordingly, Landlord’s maintenance obligations are limited to the repair and maintenance of the Building Structure. The Building Structure does not include windows, skylights, glass or plate glass, doors, special fronts, or office entries, mechanical systems, fire prevention systems, electrical systems, or plumbing systems, all of which shall be maintained by Tenant. Landlord reserves the right to contract for maintenance of such systems on behalf of Tenant and to bill Tenant directly for the cost of such maintenance. Tenant shall give Landlord prompt notice of any damage or condition that Landlord is obligated to repair.

          10.2. Tenant’s Obligations. Tenant, at Tenant’s sole expense, shall maintain, repair and replace all portions of the Premises that are not Landlord’s responsibility under the preceding Section in good order, condition, and repair, including without limitation, the following: (a) all HVAC, plumbing, electrical, sewerage and mechanical systems serving the Premises; (b) all fixtures, interior walls, floors, carpets, draperies, window coverings, and ceilings; (c) all windows, doors, entrances, and plate glass; and (d) any fire detection or extinguisher equipment that Landlord does not maintain. Tenant shall also maintain the lighting in the Premises (including replacement of bulbs and batteries). Tenant shall conduct quarterly tests on emergency lighting and provide Landlord a copy of each such test promptly after Landlord’s written request. Bulbs, ballasts and light fixtures shall be replaced whenever they fail. All bulbs, batteries, ballasts and fixtures of the lighting systems must be in working order upon lease termination. Tenant’s obligations shall include all necessary repairs and replacements, ordinary as well as extraordinary, foreseen as well as unforeseen. All such repairs and replacements shall be of first class quality and sufficient for the proper maintenance and operation of the Premises. Tenant shall keep and maintain the Premises safe, secure and clean, specifically including, but not by way of limitation, removal of waste and refuse matter. Tenant shall not permit anything to be done upon the Premises (and shall perform all maintenance and repairs thereto so as not) to invalidate, in whole or in part any warranties, or prevent the procurement of any insurance policies that may, at any time, be required under the provisions of this Lease. Tenant shall not obstruct or permit the obstruction of any parking area, adjoining street or sidewalk.

          10.3. Additional Maintenance Obligations. Without limiting the generality of the foregoing, Tenant agrees as follows:

                    10.3.1. If the Premises have a septic sewer system, Tenant agrees to indemnify, defend (with counsel approved by Landlord) and hold harmless Landlord against any and all loss, liability, cost, expense, claim or damage asserted or claimed against Landlord or incurred by Landlord relating to the septic sewer system of the improvements and water leaking from leach fields. Promptly after Landlord’s written request, Tenant will furnish to Landlord, on an annual basis, evidence reasonably satisfactory to Landlord that the septic tanks have been properly pumped and that the leach field is functioning properly.

                    10.3.2. Tenant shall enter into a maintenance contract or contracts, in form and substance and with a firm reasonably satisfactory to Landlord and with Landlord’s prior consent, for the maintenance and regular repair of the mechanical systems, including but not limited to the heating, ventilating and air conditioning systems, including exhaust fans. Said maintenance contract(s) shall provide, at a minimum, for quarterly inspections, service and cleaning of said units and systems and shall include (but not be limited to) those requirements appearing on Exhibit I attached hereto and made a part hereof. Tenant’s maintenance obligation shall specifically include such adjustments and servicing as each such inspection discloses to be required, and all repairs, testing and servicing as shall be necessary or reasonably required by Landlord or Landlord’s insurance underwriter. If replacement of equipment, fixtures, units, systems and appurtenances thereto are necessary, Tenant shall replace the same with equipment, fixtures, units, systems and appurtenances of the same quality, and repair all damage done in or by such replacement. Tenant shall provide Landlord with a current copy of such maintenance contract and the scope of work to be performed thereunder. Landlord, at its election, may enter into such contract in place of Tenant and charge Tenant for the cost thereof. Further, at Landlord’s option, Landlord may perform routine filter changes and other preventative maintenance required to be performed by Tenant hereunder and in such case, Tenant shall reimburse Landlord the costs therefor. Notwithstanding the foregoing, in the event the costs for any such HVAC repairs or replacements exceed $1,000.00 in each instance, Landlord shall reimburse Tenant for such excess within thirty (30) days of Landlord’s receipt copies of paid invoices and lien releases therefor.

                    10.3.3. Tenant shall be responsible for the maintenance and upkeep of the entire fire sprinkler system. Tenant shall conduct quarterly flow checks on the sprinkler system. In addition Tenant shall be responsible for fire pump inspection and testing on an annual basis.

                    10.3.4. Tenant shall keep and maintain written reports of the maintenance and repair to the mechanical systems, and the fire sprinkler system and forward copies of each inspection report to Landlord, upon Landlord’s written request within ten (10) days of each inspection (or the date of such written request, whichever is later). Tenant shall also provide information and backup for major repairs to any building systems, including any warranties on the work, that occurred at any time during the Term.

                    10.3.5. Tenant shall maintain the lighting in the Premises (including replacement of bulbs and batteries). Tenant shall conduct quarterly tests will be conducted on emergency lighting and provide Landlord a copy of each such test. Bulbs, ballasts and light fixtures shall be replaced whenever they fail. All bulbs, batteries, ballasts and fixtures of the lighting systems must be in working order upon lease termination.

                    10.3.6. Tenant shall maintain roll-up doors in good condition, including but not limited to repair of major dents and replacement of missing rollers and step plates.

                    10.3.7. Cobweb removal will take place on a continual basis. Roof insulation will be taped and/or reattached between the joists when necessary.

                    10.3.8. Tenant will lubricate all dock levelers, adjust springs and remove debris from pits at least semi-annually. Side seals will be replaced if damaged.

                    10.3.9. Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord harmless from any and all loss, liability, cost, expense, claim or damage claimed or asserted against Landlord or incurred by Landlord that may result from the condition of the concrete interior/exterior walls or floors and any cracks therein or requirement of replacement or repair thereof made or caused by Tenant or any Tenant Related Parties, to the extent same is not covered by the warranty or guaranty of a contractor or subcontractor or to the extent Landlord is unable to recover under any such guaranty or warranty.

          10.4. Damage by Tenant. Except for ordinary wear and tear, Tenant shall promptly reimburse Landlord for any costs that Landlord may incur in making repairs and alterations in and to the Premises, the Building, the Building Structure, the Project or facilities, systems or equipment of the Project, where the need for such repairs or alterations is caused by any of the following: a) Tenant’s use or occupancy of the Premises in a fashion that contravenes any provision of this Lease; b) the installation, removal, use, or operation of Tenant’s Property; c) the moving of Tenant’s Property into or out of the Building; or d) any tortious act, omission, misuse, or negligence of any Tenant Related Parties.

          10.5. Load and Equipment Limits. Tenant shall not place a load upon the Premises that exceeds the load per square foot that the structural portions of the Premises were designed to carry, as determined by Landlord or Landlord’s structural engineer. If Landlord or Landlord’s structural engineer determines that any improvement or load placed upon the Premises exceeds the load per square foot that the structural portions of the Premises were designed to carry, then Tenant shall remove such load or otherwise remedy such fact to Landlord’s satisfaction. Upon demand, Tenant shall pay the cost of any such determination.

ARTICLE 11
ALTERATIONS AND ADDITIONS

          11.1. Tenant’s Alterations. Tenant shall not make any additions, alterations, or improvements to the Premises without the prior consent of Landlord, which consent shall be requested by Tenant at least thirty (30) days prior to the commencement of any work. Landlord’s consent may be conditioned, among other things, on Tenant’s removing any such additions, alterations, or improvements at the Expiration Date and restoring the Premises to the same condition as on the Possession Date. All additions, alterations, and improvements shall be a) made in a good and workmanlike manner using only good grades of materials; b) performed by properly qualified and licensed personnel approved by Landlord; c) performed so as not to cause or create any jurisdictional or other labor disputes, including, without limitation, use of union labor if required by Landlord; d) performed in such manner as not to obstruct access to the Building or the Common Areas, and as not to obstruct the business of Landlord or other tenants in the Building; and e) diligently prosecuted to completion. Notwithstanding the foregoing, Tenant shall have the right during the Term to make additions, alterations, or improvements as Tenant may reasonably deem desirable or necessary, following ten (10) days’ notice to Landlord, but without Landlord’s consent, provided that such work (i) is of a non-structural nature; (ii) is not visible from outside of the Premises; (iii) does not affect any system serving the Premises; (iv) does not, in the aggregate, exceed $5,000 for alterations other than floor and wall covering in any twelve (12) month period; and (v) does not require any license, permit or approval under applicable Law.

          11.2. Payment and Indemnification. Tenant shall pay the costs of any work done on the Premises by or on behalf of Tenant and shall keep the Premises, the Building, and the Project free and clear of liens of any kind. Tenant shall indemnify, defend against, and keep Landlord free and harmless from all claims, demands, liability, loss, damage, costs, reasonable attorneys’ fees, and any other expense incurred on account of claims by any person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant, including but not limited to resolution of any jurisdictional or other labor disputes.

          11.3. Notices and Liens. Tenant agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Premises, the Building or the Project. In case any such lien shall be filed, Tenant shall satisfy and release such lien of record within twenty (20) days (or such shorter period as may be required by any Mortgagee) after the earlier to occur of (a) receipt of notice thereof from Landlord; or (b) Tenant’s actual knowledge or notice of such lien filing. If Tenant shall fail to have such lien satisfied and released of record as provided herein, Landlord may, on behalf of Tenant, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Landlord may have, pay the same and Tenant shall reimburse Landlord on demand for such amount together with any other reasonable costs of Landlord, including, without limitation, reasonable attorneys’ fees. Notwithstanding the foregoing, Tenant shall have the right to contest any such lien claim diligently and in good faith, and during such contest shall not be obligated to pay such lien claim, provided that Tenant is not in breach of any of its obligations under this Lease and provided, Tenant, at its sole cost and expense, bonds the lien, or bonds over such lien in accordance with applicable statutory requirements, including, without limitation, O.C.G.A. §44-14-364, thereby freeing the Property from any claim of lien. Notwithstanding any such contest or title insurance, Tenant shall pay any such claim in full within five (5) days following the entry of an unstayed judgment or order of sale. All materialmen, contractors, artisans, mechanics, laborers and any other person now or thereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to Premises or any portion thereof, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for the same. Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished to or to be furnished to Tenant upon credit and that no mechanic’s lien or any other lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or effect the state or interest of Landlord in and to the Premises or the Project, or any portion thereof. Before the actual commencement of any work for which a claim or lien may be filed, Tenant shall give Landlord notice of the intended commencement date a sufficient time before that date to enable Landlord to post notices of nonresponsibility or any other notices that Landlord deems necessary for the protection of Landlord’s interest in the Premises, Building or the Project, and Landlord shall have the right to enter the Premises and post such notices at any reasonable time.

          11.4. Construction Requirements. Any work performed at the Building or on the Premises by Tenant or Tenant’s contractor in connection with improvements shall be subject to the General Conditions set forth in Exhibit E, including, without limitation, the insurance requirements relating to Tenant’s contractors and the Construction Rules and Regulations.

ARTICLE 12
CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord reserves the following rights, exercisable without liability to Tenant for (a) damage or injury to property, person, or business; (b) causing an actual or constructive eviction from the Premises; or (c) disturbing Tenant’s use, possession, or beneficial and quiet enjoyment of the Premises:

          12.1. Name. To change the name or street address of the Building or the Project.

          12.2. Signage. To install and maintain signs on the exterior of the Building and the Project.

          12.3. Keys. To have passkeys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes.

          12.4. Inspection and Entry. Landlord may enter the Premises on reasonable prior notice to Tenant (except in the event of an emergency, in which case no notice shall be required) (a) to inspect the Premises; (b) to show the Premises to any prospective purchaser or Mortgagee of the Project, or to others having an interest in the Project or Landlord; (c) during the existence of a Default; (d) during the last six (6) months of the Term, to show the Premises to prospective tenants; (e) to make inspections, repairs, alterations, additions, or improvements to the Premises or the Building; and (f) to take all steps as may be necessary or desirable for the safety, protection, maintenance, or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of the Building or in order to comply with Laws.

          12.5. Renovations. Landlord may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, the Premises, or the Project, including without limitation Common Areas, roof, and structural portions of the Building. Renovations may include, without limitation, modifying the Common Areas and tenant spaces to comply with applicable Laws, including, without limitation, regulations relating to the physically disabled, seismic conditions, and building safety and security. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Building or Project, including, without limitation, portions of the Common Areas, or perform work in the Building that may create noise, dust or leave debris. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for inconvenience, annoyance or loss of the use of any part of the Premises or of Tenant’s Property resulting from the Renovations.

          12.6. Common Areas. Landlord shall have the right to eliminate or change the size, location and arrangement of the Common Areas; to enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Common Areas; to close all or any portion of the Common Areas as may be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein; to close temporarily any or all portions of the Common Areas; and to do and perform such other acts in and to the Common Areas as Landlord shall determine to be advisable for the convenience and use thereof by owners, occupants, tenants and invitees of the Building.

In the exercise of the foregoing rights, Landlord shall (except in an emergency) take reasonable steps to minimize any interference with Tenant’s business.

ARTICLE 13
RULES AND REGULATIONS

Tenant shall comply with (and cause all Tenant Related Parties to comply with) the Rules and Regulations. Landlord shall not be responsible for any violation of the Rules and Regulations by other tenants or occupants of the Building or Project. All Rules and Regulations, whether now existing or hereafter adopted by Landlord, shall be non-discriminatory in nature.

ARTICLE 14
TRANSFERS

Except as provided in this Article, Tenant shall not, without the prior consent of Landlord, make any Transfer.

          14.1. Notice. Tenant shall notify Landlord of any proposed Transfer (a “Transfer Notice”). The date of the proposed Transfer must be not less than forty-five (45) days or more than one hundred eighty (180) days after the date of the Transfer Notice. The Transfer Notice shall include a) the proposed effective date of the Transfer; b) a description of the portion of the Premises to be transferred (the “Subject Space”); c) all of the terms of the proposed Transfer and the consideration therefor, including, without limitation, a calculation of the Transfer Premium (as defined below); d) the name and address of the Transferee; e) current financial statements of the Transferee certified by an officer, partner or owner thereof; f) any other information that will enable Landlord to determine the financial responsibility, character, and reputation of the Transferee and the nature of such Transferee’s business; and g) the proposed use of the Subject Space. Landlord shall respond to any properly delivered Transfer Notice within thirty (30) days.

          14.2. Fees. Whether or not Landlord shall grant consent, Tenant shall pay Landlord concurrently with any request for consent, a $750 administrative review and processing fee, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord.

          14.3. Consent. Landlord’s consent shall not be required for any Permitted Transfer. Landlord shall not unreasonably withhold or delay its consent to any other proposed Transfer. It shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

                    14.3.1. The Transferee is of a character or reputation or engaged in a business that is not consistent with the quality of the Building.

                    14.3.2. The Transferee intends to use the Subject Space for purposes that are not permitted under this Lease.

                    14.3.3. The Transferee is either a governmental agency or instrumentality thereof.

                    14.3.4. The Transfer will result in more than a reasonable and safe number of occupants within the Subject Space.

                    14.3.5. The Transferee is not a party of reasonable financial worth or financial stability in light of the responsibilities involved under the Lease on the date consent is requested, as determined by Landlord.

                    14.3.6. The Transfer would cause a violation of another lease or any agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease.

                    14.3.7. The Transfer would occur at a time when Landlord has similarly-sized space available in the Building and the rent charged by Tenant to such Transferee during the term of such Transfer, calculated using a present value analysis, is less than ninety-five percent (95%) of the rent that would be quoted by Landlord at the time of such Transfer for such similarly-sized space for a comparable term, calculated using a present value analysis.

                    14.3.8. Either the Transferee or an Affiliate of the Transferee (a) occupies space in the Building at the time of the request for consent; (b) is negotiating with Landlord to lease space in the Building at such time; or (c) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice.

          14.4. Completion of Transfer. If Landlord consents to any Transfer (and does not exercise any recapture rights Landlord may have under this Lease), Tenant may within six (6) months after Landlord’s consent, enter into the approved Transfer, upon substantially the same terms and conditions as are set forth in the Transfer Notice. If there are any material changes in the terms and conditions from those specified in the Transfer Notice a) such that Landlord would initially have been entitled to refuse its consent to such Transfer; or b) that would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in the Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article (including, without limitation, exercise any of recapture rights Landlord may have under this Lease).

          14.5. Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant. “Transfer Premium” shall mean a) all rent, additional rent or other consideration payable by such Transferee in excess of the Rent payable by Tenant under this Lease on a per rentable square foot basis; b) all key money and bonus money paid by Transferee; and c) any payment in excess of fair market value for services rendered by Tenant to Transferee. The “Transfer Premium” shall (i) be reduced by all out-of-pocket expenses incurred by Tenant in connection with the Transfer, such as customary brokerage commissions and reasonable attorneys’ fees; and (ii) shall not include any compensation for the fair market value of Tenant’s Property nor reasonable compensation for the sale of Tenant’s business that is not attributable to the value of Tenant’s leasehold interest hereunder. Tenant shall pay the Transfer Premium to Landlord within five (5) days following receipt by Tenant. Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium. Within one (1) year following the date of the Transfer, Landlord shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer as necessary to confirm the calculation of the Transfer Premium. If the Transfer Premium shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, together with interest thereon at the Interest Rate and Landlord’s costs of such audit.

          14.6. Recapture. Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving notice to Tenant within twenty (20) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the effective date of the proposed Transfer (or upon the demise of the Subject Space separate from the Premises if the Subject Space being recaptured is less than the entire Premises). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the Rentable Area retained by Tenant in proportion to the Rentable Area of the Premises, and this Lease as so amended shall continue thereafter in full force and effect. Upon request of either party, the parties shall execute written confirmation of the foregoing.

          14.7. Effect of Transfer. If Landlord consents to a Transfer, a) no terms or conditions of this Lease shall be deemed to have been waived or modified; b) such consent shall not be deemed consent to any further Transfer; c) no Transfer shall be valid, and no Transferee shall take possession of the Premises, until an executed counterpart of all documentation pertaining to the Transfer has been delivered to Landlord; and d) no Transfer shall relieve Tenant or any Guarantor from primary liability under this Lease. The acceptance of Rent by Landlord from any party shall not be deemed to be a waiver of Landlord of any provision hereof. In the event of Default by a Transferee in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease by Transferees without notifying Tenant, and without obtaining its consent thereto, and any such actions shall not relieve Tenant of liability under this Lease. Any Transfer for which Landlord’s consent is required but not obtained pursuant hereto shall constitute a Default under this Lease and shall be void and, if such Transfer results in the insolvency of Tenant and/or Tenant is unable to pay its debts (including the Rent due hereunder) as such debts become due, then the obligations of Tenant under this Lease shall be personal liabilities of the owners of the ownership interests in Tenant and Landlord shall have the right to look to such owners for the performance of all of the Tenant obligations under this Lease as if such owners had personally guaranteed this Lease.

          14.8. Tenant Remedy for Landlord Refusal to Consent. Notwithstanding any provision of this Lease or any applicable Laws to the contrary, Landlord and Tenant hereby expressly agree that if a court of competent jurisdiction determines that Landlord unreasonably withheld consent to a proposed Transfer, then Tenant’s sole and exclusive remedy for such breach by Landlord shall be limited to termination of this Lease as of the date of such court determination. Tenant hereby expressly waives the right to recover monetary damages of any kind whatsoever and attorney’s fees incurred on account of any such breach.

ARTICLE 15
DESTRUCTION OR DAMAGE

          15.1. Landlord Termination Rights. If the Premises or the portion of the Building or the Project necessary for Tenant’s occupancy is damaged by fire, earthquake, terrorism, act of war, act of God, the elements or other casualty, then Landlord may terminate this Lease upon notice given to Tenant within sixty (60) days after the date of such casualty, effective as of the date of the casualty if a) in Landlord’s opinion, repairs necessary for Tenant’s occupancy cannot be completed within ninety (90) days; b) any other portion of the Building or the Project is damaged to the extent that, in Landlord’s opinion, repair thereof cannot be completed within ninety (90) days; c) the Premises or the portion of the Building or the Project necessary for Tenant’s occupancy is damaged during the final twelve (12) months of the Term, unless Tenant shall exercise its next available renewal option (if any) within ten (10) days following receipt of Landlord’s termination notice, or unless both parties agree on an extension of this Lease within such ten (10) day period; d) the insurance proceeds available to Landlord are not sufficient to complete repair or restoration; e) Landlord’s lender does not elect to make insurance proceeds available to Landlord for repair and restoration; or f) Tenant has vacated the Premises or is in Default under this Lease.

          15.2. Repairs. If this Lease is not terminated as provided above, it shall continue in full force and effect, and Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment, and subject to all other terms of this Article, restore the base, shell, and core of the Premises, the Common Areas and the portions of the Project serving the Premises. Such restoration shall be to substantially the same condition of such items as prior to the casualty, except for modifications a) required by Law; b) required by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Property; or c) to the Common Areas reasonably deemed desirable by Landlord, and which are consistent with the character of the Project. No such modifications shall materially impair access to the Premises and any Common Areas serving the Premises. Tenant shall be responsible, at its sole cost and expense, for the repair, restoration, and replacement of any leasehold improvements installed by Tenant (unless Landlord has elected to insure the same, in which case such repair shall be Landlord’s responsibility to the extent Landlord receives proceeds from such insurance for such repair) and Tenant’s Property. Landlord shall not be liable for any loss of business, inconvenience, or annoyance arising from any casualty or any repair or restoration of any portion of the Premises, the Building, or the Project as a result of any damage from any casualty. Following Landlord’s repair of the Premises, Tenant shall repair and restore any improvements installed by Tenant to substantially the same condition as prior to the casualty, except for modifications required by Law. All work by Tenant shall be subject to the conditions set forth in this Lease governing alterations and additions.

          15.3. Tenant’s Termination Rights. If Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot be completed within three hundred sixty five (365) days after being commenced (the “Repair Period”) as determined by an architect or contractor designated by Landlord, Tenant may elect, no earlier than sixty (60) days after the date of the casualty and not later than ninety (90) days after the date of such casualty, to terminate this Lease by notice to Landlord, effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty(60) days after such notice. In addition, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term, then Tenant shall have the option to terminate this Lease by giving notice to Landlord within thirty (30) days after such casualty, in which event this Lease shall cease and terminate as of the date of such notice. Tenant shall also have the right to terminate this Lease if Landlord does not complete repairs within the Repair Period by thirty (30) days’ notice to Landlord after the expiration of the Repair Period;

provided however, if Landlord completes repair within such thirty (30) day period, such termination shall be nullified and this Lease shall continue in full force and effect.

          15.4. Apportionment of Rent. Upon any termination of this Lease pursuant to this Article, Tenant shall pay the Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease that by their terms survive the expiration or earlier termination of this Lease.

          15.5. Abatement. The Rent shall abate on an equitable basis to the extent Tenant’s use of the Premises is impaired, commencing with the date of the casualty and continuing until completion of the repairs required of Landlord; provided that if the damage is due to the negligence or willful misconduct of any Tenant Related Party, Rent shall only abate to the extent the same is covered by rent loss insurance, if any, carried by Landlord.

          15.6. Express Agreement. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises or the Project by fire or other casualty; and any present or future Law that purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement is hereby waived by the parties and shall have no application.

ARTICLE 16
EMINENT DOMAIN

          16.1. Entire Premises. If the whole of the Building or the Premises is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the earlier of the date of the date title vests or the date possession is given, and Rent shall be prorated to such date.

          16.2. Partial Condemnation. If less than the whole of the Building or the Premises is so taken, this Lease shall be unaffected by such taking, except that (a) Tenant shall have the right to terminate this Lease by notice to Landlord given within ninety (90) days after the date of such taking if twenty-five percent (25%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business; and (b) Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. If either Landlord or Tenant so elects to terminate this Lease, this Lease shall terminate on the thirtieth (30th) day after either such notice. Rent shall be prorated to the date of such termination. If this Lease continues in force upon such partial taking, the Base Rent and Tenant’s Proportionate Share shall be equitably adjusted according to the remaining Rentable Area of the Premises and the Project.

          16.3. Proceeds of Award. In the event of any taking, partial or whole, all of the proceeds of any award, judgment, or settlement payable by the condemning authority shall be the exclusive property of Landlord, whether awarded as compensation for the damages to Landlord’s or Tenant’s interest in the Premises and whether or not awarded as compensation for diminution in value of the leasehold or to the fee of the Premises, and Tenant hereby assigns to Landlord all of its right, title, and interest in any award, judgment, or settlement from the condemning authority. Tenant, however, shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant’s Property.

          16.4. Repairs. In the event of a partial taking of the Premises that does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as practicable to its condition prior to the condemnation or taking. Tenant shall be responsible at its sole cost and expense for the repair, restoration, and replacement of Tenant’s Property.

ARTICLE 17
INDEMNIFICATION, WAIVER, RELEASE AND LIMITATION OF LIABILITY

          17.1. Tenant’s Indemnity. EXCEPT FOR ANY INJURY OR DAMAGE TO PERSONS OR PROPERTY ON THE PREMISES THAT IS PROXIMATELY CAUSED BY OR RESULTS PROXIMATELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, NO LANDLORD RELATED PARTIES SHALL BE LIABLE FOR, AND TENANT WILL AND DOES HEREBY INDEMNIFY, DEFEND AND HOLD HARMLESS THE LANDLORD RELATED PARTIES AGAINST AND FROM ALL LIABILITIES, OBLIGATIONS, SUITS, DAMAGES, PENALTIES, CLAIMS, COSTS, CHARGES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND OTHER PROFESSIONAL FEES (IF AND TO THE EXTENT PERMITTED BY LAW), THAT MAY BE IMPOSED UPON, INCURRED BY, OR ASSERTED AGAINST LANDLORD OR ANY OF THE LANDLORD RELATED PARTIES AND ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR IN CONNECTION WITH TENANT’S USE, OCCUPANCY OR MAINTENANCE OF THE PREMISES, THE BUILDING OR THE PROJECT, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOLLOWING: A) ANY WORK OR THING DONE IN, ON OR ABOUT THE PREMISES, THE BUILDING OR THE PROJECT OR ANY PART THEREOF BY ANY TENANT RELATED PARTY; B) ANY INJURY OR DAMAGE TO ANY PERSON OR PROPERTY; C) ANY FAILURE ON THE PART OF TENANT TO PERFORM OR COMPLY WITH ANY OF THE COVENANTS, AGREEMENTS, TERMS OR CONDITIONS CONTAINED IN THIS LEASE; AND D) ANY NEGLIGENT OR OTHERWISE TORTIOUS ACT OR OMISSION OF ANY TENANT RELATED PARTY. At Landlord’s request, Tenant shall, at Tenant’s expense and by counsel selected by Landlord, defend Landlord in any action or proceeding arising from any such claim or liability and shall indemnify Landlord against all costs, reasonable attorneys’ fees, expert witness fees, and any other expenses incurred in such action or proceeding.

          17.2. Assumption of Risk. TENANT HEREBY ASSUMES ALL RISK OF DAMAGE OR INJURY TO ANY PERSON OR PROPERTY IN, ON, OR ABOUT THE PREMISES FROM ANY CAUSE OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. TENANT, TO THE FULLEST EXTENT PERMITTED BY LAW AND AS A MATERIAL PART OF THE CONSIDERATION TO LANDLORD FOR THIS LEASE, HEREBY WAIVES AND RELEASES ALL CLAIMS AGAINST ANY LANDLORD RELATED PARTIES WITH RESPECT TO ALL MATTERS FOR WHICH LANDLORD HAS DISCLAIMED LIABILITY PURSUANT TO THE PROVISIONS OF THIS LEASE. TENANT AGREES THAT, UNLESS EXPRESSLY PROVIDED HEREIN, NO LANDLORD RELATED PARTIES WILL BE LIABLE FOR ANY LOSS, INJURY, DEATH, OR DAMAGE TO PERSONS, PROPERTY, OR TENANT’S BUSINESS RESULTING FROM ANY OF THE FOLLOWING, REGARDLESS OF WHETHER THE SAME IS DUE TO THE ACTIVE OR PASSIVE NEGLIGENCE OF ANY LANDLORD RELATED PARTY: A) THEFT; B) FORCE MAJEURE, ORDER OF GOVERNMENTAL BODY OR AUTHORITY, FIRE, EXPLOSION, OR FALLING OBJECTS; C) ANY ACCIDENT OR OCCURRENCE IN THE PREMISES OR ANY OTHER PORTION OF THE BUILDING OR THE PROJECT CAUSED BY THE PREMISES OR ANY OTHER PORTION OF THE BUILDING OR THE PROJECT BECOMING OUT OF REPAIR OR BY THE OBSTRUCTION, BREAKAGE OR DEFECT IN OR FAILURE OF EQUIPMENT, PIPES, SPRINKLERS, WIRING, PLUMBING, HEATING, VENTILATION AND AIR-CONDITIONING OR LIGHTING FIXTURES OF THE BUILDING OR THE PROJECT OR BY BROKEN GLASS OR BY THE BACKING UP OF DRAINS, OR BY GAS, WATER, STEAM, ELECTRICITY OR OIL LEAKING, ESCAPING OR FLOWING INTO OR OUT OF THE PREMISES; D) CONSTRUCTION, REPAIR OR ALTERATION OF ANY OTHER PREMISES IN THE BUILDING OR THE PREMISES, UNLESS DUE TO SOLELY TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD; E) BUSINESS INTERRUPTION OR LOSS OF USE OF THE PREMISES; F) ANY DIMINUTION OR SHUTTING OFF OF LIGHT, AIR OR VIEW BY ANY STRUCTURE ERECTED ON THE LAND OR ANY LAND ADJACENT TO THE PROJECT, EVEN IF LANDLORD IS THE ADJACENT LAND OWNER; G) MOLD OR INDOOR AIR QUALITY; H) ANY ACTS OR OMISSIONS OF ANY OTHER TENANT, OCCUPANT OR VISITOR OF THE BUILDING OR THE PROJECT; OR I) ANY CAUSE BEYOND LANDLORD’S CONTROL. IN NO EVENT SHALL LANDLORD BE LIABLE FOR INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES BASED ON LOST PROFITS. NONE OF THE FOREGOING SHALL BE CONSIDERED A CONSTRUCTIVE EVICTION OF TENANT, NOR SHALL THE SAME ENTITLE TENANT TO AN ABATEMENT OF RENT.

          17.3. Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage to any property of Landlord or Tenant, arising from any cause that (a) would be insured against under the terms of any property insurance required to be carried hereunder; or (b) is insured against under the terms of any property insurance actually carried, regardless of whether the same is required hereunder. The foregoing waiver shall apply regardless of the cause or origin of such claim, including but not limited to the negligence of a party, or such party’s agents, officers, employees or contractors. The foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Landlord or Tenant. The foregoing waiver shall also apply to any deductible, as if the same were a part of the insurance recovery.

          17.4. Limitation of Landlord Liability. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL HAVE ANY PERSONAL LIABILITY WITH RESPECT TO ANY OF THE PROVISIONS OF THE LEASE, OR THE PREMISES. IF LANDLORD IS IN BREACH OR DEFAULT WITH RESPECT TO LANDLORD’S OBLIGATIONS UNDER THE LEASE, TENANT SHALL LOOK SOLELY TO THE EQUITY INTEREST OF LANDLORD IN THE BUILDING FOR THE SATISFACTION OF TENANT’S REMEDIES OR JUDGMENTS. NO OTHER REAL, PERSONAL, OR MIXED PROPERTY OF ANY LANDLORD RELATED PARTIES, WHEREVER SITUATED, SHALL BE SUBJECT TO LEVY TO SATISFY SUCH JUDGMENT. UPON ANY TRANSFER OF LANDLORD’S INTEREST IN THIS LEASE OR IN THE PROJECT, THE TRANSFERRING LANDLORD SHALL HAVE NO LIABILITY OR OBLIGATION FOR MATTERS ARISING UNDER THIS LEASE FROM AND AFTER THE DATE OF SUCH TRANSFER.

ARTICLE 18
TENANT’S INSURANCE

          18.1. Required Coverage. Tenant shall maintain the following coverages in the following amounts.

                    18.1.1. Commercial General Liability Insurance (or its equivalent) covering the insured against claims of bodily injury and death, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, for limits of liability not less than Two Million and No/100 Dollars ($2,000,000.00) combined single limit per occurrence and Five Million and No/100 Dollars ($5,000,000.00) combined single limit annual aggregate.

                    18.1.2. Property Insurance covering (a) Tenant’s Property, (b) any improvements and alterations other than the Landlord Work, made by Tenant or at Tenant’s request. Such insurance shall be written on a “Causes of Loss – Special Form” basis (or its equivalent), for the full replacement cost (as shall be approved by Landlord) without deduction for depreciation, and shall include coverage for vandalism, malicious mischief and sprinkler leakage. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein the proceeds under (a) shall be paid to Tenant and the proceeds under (b) in excess of Tenant’s unamortized cost associated therewith shall be paid to Landlord. Notwithstanding the foregoing, Landlord shall have the option at any time, upon three (3) months’ notice to Tenant, to procure property insurance covering leasehold improvements on all the premises throughout the Building, and Tenant shall thereafter pay Tenant’s Proportionate Share of the premium of such policy as an element of Project Operating Costs.

                    18.1.3. Business Income and Extra Expense insurance (or its equivalent) in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils, for a period of not less than twelve (12) months.

                    18.1.4. Statutory worker’s compensation, together with employers liability coverage at limits of:

$1,000,000 Each Accident
$1,000,000 Each Employee by Disease
$1,000,000 Policy Limit by Disease

          18.2. Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. All liability insurance shall a) name Landlord, Landlord’s asset manager, Landlord’s property management agent, and at Landlord’s request, any Mortgagee, each as an additional insured, as their respective interests may appear; b) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s indemnity obligations under this Lease; c) be issued by an insurance company having a rating of not less than A- IX in Best’s Insurance Guide or that is otherwise acceptable to Landlord and licensed to do business in the State; d) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord shall be excess and non-contributing with any insurance requirement of Tenant; e) provide that said insurance shall not be canceled, expire or coverage reduced unless thirty (30) days’ prior notice shall have been given to Landlord; and f) if Tenant has a tangible net worth of less than Ten Million and No/100 Dollars ($10,000,000.00), have a deductible not greater than Five Thousand and No/100 Dollars ($5,000.00).

          18.3. Evidence of Insurance. Tenant shall deliver a copy of each paid-up policy (authenticated by the insurer) or other evidence of insurance reasonably satisfactory to Landlord, evidencing the existence and amount of each insurance policy required hereunder on or before the Possession Date and at least thirty (30) days before the expiration dates of the applicable policies. Landlord may, at any time and from time to time, inspect or copy any insurance policies that this Lease requires Tenant to maintain. Tenant shall furnish Landlord with renewals or “binders” of each policy at least ten (10) days prior to the expiration thereof. Tenant agrees that, if Tenant does not obtain and maintain such insurance, Landlord may (but shall not be required to) after five (5) days’ notice to Tenant during which time Tenant does not supply Landlord evidence of the required insurance, procure said insurance on Tenant’s behalf and charge Tenant the premiums therefor, payable upon demand. Tenant shall have the right to provide the insurance required hereunder pursuant to blanket policies obtained by Tenant, provided such blanket policies afford coverage as required by this Lease.

          18.4. Additional Insurance Obligations. Landlord may require (a) that Tenant obtain additional types of insurance, including but not limited to earthquake, sprinkler leakage by earthquake, environmental and terrorism insurance; to the extent such coverages are either (i) standard for similar properties in the same geographic area as the Property and are available at commercially reasonable rates, or (ii) are otherwise reasonably required by Landlord; and (b) from time to time, but not more frequently than every three (3) years during the Term, increases in the policy limits for all insurance to be carried by Tenant as set forth herein, in order to reflect standard limits for similar properties.

          18.5. Independent Obligations. Tenant acknowledges and agrees that Tenant’s insurance obligations under this Lease are independent of Tenant’s indemnity obligations, liabilities and duties under this Lease.

ARTICLE 19
DEFAULT

          19.1. Tenant’s Default. A “Default” shall mean the occurrence of any one or more of the following events:

                    19.1.1. Tenant’s failure to pay any Rent within five (5) days of when due.

                    19.1.2. If any representation or warranty made by Tenant or any Guarantor to Landlord is false in any material respect when made.

                    19.1.3. Tenant fails to deliver any estoppel certificates or subordination agreements within three (3) business days after Tenant’s receipt of written notice that Tenant failed to deliver such items during the applicable periods set forth in this Lease therefor.

                    19.1.4. The levy of a writ of attachment or execution on this Lease or on any of Tenant’s property or that of any Guarantor.

                    19.1.5. Tenant’s or any Guarantor’s general assignment for the benefit of creditors or arrangement, composition, extension, or adjustment with its creditors.

                    19.1.6. Tenant or any Guarantor becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature.

                    19.1.7. Proceedings for the appointment of a trustee, custodian or receiver of Tenant or any Guarantor or for all or a part of Tenant’s or such Guarantor’s property are filed by or against Tenant or any

Guarantor, and, if filed against Tenant or such Guarantor involuntarily, are not dismissed within sixty (60) days of filing.

                    19.1.8. Proceedings in bankruptcy, or other proceedings for relief under any law for the relief of debtors, are instituted by or against Tenant or any Guarantor, and, if instituted against Tenant or such Guarantor involuntarily, are not dismissed within sixty (60) days of filing.

                    19.1.9. Tenant makes an anticipatory breach of this Lease. “Anticipatory breach” shall mean either (a) Tenant’s repudiation of this Lease in writing; or (b) the combination of (i) Tenant’s desertion or vacation of the Premises or removal of all or a substantial amount of Tenant’s inventory, equipment, furniture and fixtures from the Premises; and (ii) Tenant’s failure to pay any Rent under this Lease when due.

                    19.1.10. Tenant fails to perform any other covenant, condition, or agreement contained in this Lease not covered by the preceding subsections, where such failure continues for thirty (30) days after notice thereof from Landlord to Tenant, or such additional period as is reasonably necessary to effect cure, provided Tenant commences cure within such thirty (30) day period and diligently pursues the same to completion within ninety (90) days following Landlord’s notice.

                    19.1.11. Tenant shall repeatedly fail to pay Rent when due or any other charges required to be paid, or shall repeatedly default in keeping, observing or performing any other covenant, agreement, condition or provision of this Lease, whether or not Tenant shall timely cure any such payment or other default. For the purposes of this subsection, the occurrence of similar defaults two (2) times during any twelve (12) month period shall constitute a repeated default.

Any notice periods provided for under this Section shall run concurrently with any statutory notice periods and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.

          19.2. Landlord’s Default. Tenant shall promptly notify Landlord of the need for any repairs or action with respect to other matters that are Landlord’s obligation under this Lease. If Landlord fails to perform any covenant, condition, or agreement contained in this Lease within thirty (30) days after receipt of notice from Tenant, or if such default cannot reasonably be cured within thirty (30) days, and if Landlord fails to commence to cure within such thirty (30) day period or to diligently prosecute the same to completion, then, subject to the other limitations set forth elsewhere in this Lease, Landlord shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord’s breach; provided that in no event shall (a) Landlord be liable for indirect, consequential or punitive damages, including, without limitation, any damages based on lost profits; or (b) Tenant have the right to terminate this Lease on account of a Landlord default. Tenant shall not have the right to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease unless Tenant has obtained a final, non-appealable judgment against Landlord for the amount due.

ARTICLE 20
LANDLORD REMEDIES AND DAMAGES

          20.1. Remedies. In the event of a Default, then in addition to any other rights or remedies Landlord may have at law or in equity, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind, to do any or all of the following without prejudice to any other remedy that Landlord may have:

                    20.1.1. Terminate this Lease and Tenant’s right to possession of the Premises by giving notice to Tenant. Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may re-enter the Premises and take possession thereof and expel or remove Tenant and any other party who may be occupying the Premises, or any part thereof, whereupon Tenant shall have no further claim to the Premises or under this Lease.

                    20.1.2. Continue this Lease in full force and effect, whether or not Tenant has vacated or abandoned the Premises, and sue upon and collect any unpaid Rent or other charges, that have or thereafter become due and payable.

                    20.1.3. Continue this Lease in effect, but terminate Tenant’s right to possession of the Premises and re-enter the Premises and take possession thereof, whereupon Tenant shall have no further claim to the Premises without the same constituting an acceptance of surrender.

                    20.1.4. In the event of any re-entry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, (a) to expel or remove Tenant and any other party who may be occupying the Premises, or any part thereof; and (b) to remove all or any part of Tenant’s or any other occupant’s property on the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant.

          Landlord may relet the Premises without thereby avoiding or terminating this Lease (if the same has not been previously terminated), and Tenant shall remain liable for any and all Rent and other charges and expenses hereunder. For the purpose of reletting, Landlord is authorized to make such repairs or alterations to the Premises as may be necessary in the sole discretion of Landlord for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, alterations and the expense of such reletting (including, without limitation, reasonable attorney and brokerage fees) and the collection of rent accruing therefrom) each month to equal the Rent, then Tenant shall pay such deficiency each month upon demand therefor. Actions to collect such amounts may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the expiration of the Term.

                    20.1.5. Without any further notice or demand, Landlord may enter upon the Premises, if necessary, without being liable for prosecution or claim for damages therefor, and do whatever Tenant is obligated to do under the terms of the Lease Tenant agrees to reimburse Landlord on demand for any reasonable expenses that Landlord may incur in effecting compliance with Tenant’s obligations under the Lease. Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, unless caused by the gross negligence or willful misconduct of Landlord (but subject to the other limitations on Landlord’s liability set forth in this Lease). Notwithstanding anything herein to the contrary, Landlord will have no obligation to cure any Default of Tenant.

                    20.1.6. Landlord shall at all times have the right, without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof, without the necessity of proving the inadequacy of any legal remedy or irreparable harm.

                    20.1.7. To the extent permitted by applicable Law, Landlord shall have the right, without notice to Tenant, to change or re-key all locks to entrances to the Premises, and Landlord shall have no obligation to give Tenant notice thereof or to provide Tenant with a key to the Premises.

                    20.1.8. The rights given to Landlord in this Article are cumulative and shall be in addition and supplemental to all other rights or remedies that Landlord may have under this Lease and under applicable Laws or in equity.

          20.2. Damages. Should Landlord elect to terminate this Lease or Tenant’s right to possession under the provisions above, Landlord may recover the following damages from Tenant:

                    20.2.1. Past Rent. The worth at the time of the award of any unpaid Rent that had been earned at the time of termination; plus

                    20.2.2. Rent Prior to Award. The worth at the time of the award of the unpaid Rent that would have been earned after termination, until the time of award; plus

                    20.2.3. Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of the rental loss that Tenant proves could have been reasonably avoided, if any; plus

                    20.2.4. Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including, without limitation, reasonable attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises; (b) maintaining the Premises after Default; (c) preparing the Premises or any portion thereof for reletting to a new tenant, including, without limitation, any repairs or alterations, whether for the same or a different use; (d) reletting the Premises, including but not limited to, advertising expenses, brokers’ commissions and fees; and (e) any special concessions made to obtain a new tenant.

                    20.2.5. Other Damages. At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in subsections 20.2.1 and 20.2.2, the phrase “worth at the time of the award” shall be computed by adding interest on all such sums from the date when originally due at the Interest Rate. As used in subsection 20.2.3, the phrase “worth at the time of the award” shall be computed by discounting the sum in question at the Federal Reserve rate promulgated by the Federal Reserve office for the district in which the Project is located, plus one percent (1%).

          20.3. Rent after Termination. Tenant specifically acknowledges and agrees that Landlord shall have the right to continue to collect Rent after any termination (whether said termination occurs through eviction proceedings or as a result of some other early termination pursuant to this Lease) for the remainder of the Term, less any amounts collected by Landlord from the reletting of the Premises, but in no event shall Tenant be entitled to receive any excess of any such rents collected over the Rent.

          20.4. No Termination. A termination of this Lease by Landlord or the recovery of possession of the Premises by Landlord or any voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not work a merger and shall at the option of Landlord, terminate all or any existing franchises or concessions, licenses, permits, subleases, subtenancies or the like between Tenant and any third party with respect to the Premises, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in same. Following a Default, Landlord shall have the right to require any subtenants to pay all sums due under their subleases directly to Landlord.

          20.5. Waiver of Demand. All demands for Rent and all other demands, notices and entries, whether provided for under common law or otherwise, that are not expressly required by the terms hereof, are hereby waived by Tenant. Notwithstanding the foregoing waiver of notices, Landlord may elect to serve such notices (including statutory notices) and combine such notices with any notices required under the provisions of this Lease.

          20.6. Waiver of Redemption. Tenant hereby waives, relinquishes and releases for itself and for all those claiming under Tenant any right of occupancy of the Premises following termination of this Lease, and any right to redeem or reinstate this Lease by order or judgment of any court or by any legal process or writ. Tenant acknowledges that the Premises are to be used for commercial purposes, and Tenant hereby expressly waives the protections and rights set forth in O.C.G.A. § 44-7-52.

          20.7. Deficiency. If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord shall have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies.

          20.8. Counterclaim. Tenant hereby waives any right to plead any counterclaim, offset or affirmative defense in any action or proceedings brought by Landlord against Tenant for possession of the Premises or otherwise, for the recovery of possession based upon the non-payment of Rent or any other Default. The foregoing shall not, however, be construed as a waiver of Tenant’s right to assert any claim in a separate action brought by Tenant against Landlord. In the event Tenant must, because of applicable court rules or statutes, interpose any counterclaim or other claim against Landlord in such proceedings, Landlord and Tenant agree that, in addition to any other lawful remedy of Landlord, upon motion of Landlord, such counterclaim or other claim asserted by Tenant shall be severed from the proceedings instituted by Landlord (and, if necessary, transferred to a court of different jurisdiction), and the proceedings instituted by Landlord may proceed to final judgment separately and apart from and without consolidation with or reference to the status of any such counterclaim or any other claim asserted by Tenant.

          20.9. Mitigation of Damages. Both Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease; provided that any failure by Landlord to mitigate damages in accordance with the foregoing shall not give rise to any liability of Landlord for breach of this Lease, but shall only serve to reduce the recovery by Landlord by the amount of damages that Tenant proves could reasonably have been avoided. Subject to the foregoing, Landlord’s obligation to mitigate damages after a Default shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

                    20.9.1. Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant.

                    20.9.2. Landlord shall not be obligated to offer the Premises to a Substitute Tenant when other premises in the Project suitable for that tenant’s use are (or soon will be) available.

                    20.9.3. Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental amount less than the greater of (a) the current fair market rental then prevailing for similar uses in comparable buildings in the same market area as the Project, and (b) the rental rate payable under this Lease, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Project.

                    20.9.4. Landlord shall not be obligated to enter into a lease with any Substitute Tenant whose use would:

                              1. Violate any restriction, covenant, or requirement contained in the lease of another tenant of the Project or any other agreement to which Landlord is a party;

                              2. Be incompatible with the operation of the Project as a first-class project.

                    20.9.5. Landlord shall not be obligated to enter into a lease with any Substitute Tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.

                    20.9.6. Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a Substitute Tenant unless:

                              1. Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such Substitute Tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s Default); or

                              2. Landlord determines that any such expenditure is financially justified in connection with entering into any such lease.

          20.10. Upon compliance with the above criteria regarding the releasing of the Premises after a Default, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any Law, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section. Until Landlord is able, through such efforts, to relet the Premises, Tenant must pay to Landlord, on or before the first day of each calendar month, the monthly Rent and any other charges provided in this Lease. No such reletting shall be construed as an election on the part of Landlord to terminate this Lease unless Landlord gives Tenant a notice of such intention. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

ARTICLE 21
BANKRUPTCY

In the event a petition is filed by or against Tenant under the Bankruptcy Code, Tenant, as debtor and debtor in possession, and any trustee who may be appointed agree to adequately protect Landlord as follows:

          21.1. to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Rent due pursuant to this Lease;

          21.2. to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of a court of competent jurisdiction;

          21.3. to determine within one hundred twenty (120) days after the filing of such petition whether to assume or reject this Lease;

          21.4. to give Landlord at least thirty (30) days’ prior notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease;

          21.5. to give at least thirty (30) days’ prior notice of any vacation or abandonment of the Premises, any such vacation or abandonment to be deemed a rejection of this Lease; and

          21.6. to do all other things to benefit Landlord otherwise required under the Bankruptcy Code.

This Lease shall be deemed rejected in the event of the failure to comply with any of the above.

          21.7. In order to provide Landlord with the assurance contemplated by the Bankruptcy Code, the following obligations must be fulfilled, in addition to any other reasonable obligations that Landlord may require, before any assumption of this Lease is effective: a) all monetary Defaults under this Lease must be cured within ten (10) days after the date of assumption; b) all other Defaults (other than those arising solely on account of the bankruptcy filing) must be cured within fifteen (15) days after the date of assumption; c) all actual monetary losses incurred by Landlord (including, but not limited to, reasonable attorneys’ fees) must be paid to Landlord within ten (10) days after the date of assumption; and d) Landlord must receive within ten (10) days after the date of assumption a security deposit in the amount of six (6) months’ Base Rent and an advance prepayment of three (3) months’ Base Rent.

          21.8. In the event this Lease is assumed in accordance with the requirements of the Bankruptcy Code and this Lease, and is subsequently assigned, then, in addition to any other reasonable obligations that Landlord may require and in order to provide Landlord with the assurances contemplated by the Bankruptcy Code, Landlord must be provided with (a) a financial statement of the proposed assignee prepared in accordance with generally accepted accounting principles consistently applied, though on a cash basis, which reveals a net worth in an amount sufficient, in Landlord’s reasonable judgment, to assure the future performance by the proposed assignee of Tenant’s obligations under this Lease; or (b) a written guaranty by one or more guarantors with financial ability sufficient to assure the future performance of Tenant’s obligations under this Lease, such guaranty to be in form and content satisfactory to Landlord and to cover the performance of all of Tenant’s obligations under the Lease.

          21.9. Neither Tenant nor any trustee who may be appointed in the event of the filing of a petition under the Bankruptcy Code shall conduct or permit the conduct of any “fire,” “bankruptcy,” “going out of business” or auction sale in or from the Premises.

ARTICLE 22
LIEN FOR RENT

In consideration of the mutual benefits arising under this Lease, Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent. The provisions of this Article relating to such lien and security interest shall constitute a security agreement under the Uniform Commercial Code in force in the State (the “UCC”) so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, including, but not limited to, all fixtures, machinery, equipment, furnishings and other articles of personal property now or hereafter placed in or upon the Premises by Tenant. Landlord, as secured party, shall be entitled to all of the rights and remedies afforded a secured party under the UCC in addition to and cumulative of Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease, and Landlord shall have the right to file a Financing Statement reflecting such lien.

ARTICLE 23
HOLDING OVER

If after expiration of the Term, Tenant remains in possession of the Premises, Landlord may, at its option, serve notice upon Tenant that such hold over constitutes either: (a) a month-to-month tenancy upon all the provisions of this Lease (except as to Term and Base Rent); or (b) a tenancy at sufferance. If Landlord does not give said notice, Tenant’s hold over shall create a tenancy at sufferance, subjecting Tenant to all the covenants and obligations of this Lease. In either event, the monthly installments of Base Rent shall be increased to one hundred twenty-five percent (125%) of the monthly installments of Base Rent in effect at the expiration of the Term. If a month-to-month tenancy is created, either party may terminate such tenancy by giving the other party at least thirty (30) days advance notice of the date of termination. In the case of a month-to-month tenancy or tenancy at sufferance, if

Tenant shall hold over without the consent of Landlord after Landlord has given Tenant thirty (30) days prior written notice of termination, then Tenant shall also protect, defend, indemnify and hold Landlord harmless from all claims, losses, costs and expenses resulting from retention of possession by Tenant, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost rents or profits to Landlord resulting therefrom. The provisions of this Article shall not constitute a waiver by Landlord of any right of re-entry as otherwise available to Landlord, nor shall receipt of any rent or any other act appearing to affirm the tenancy operate as a waiver of the right to terminate this Lease for a breach by Tenant hereof.

ARTICLE 24
SURRENDER OF PREMISES

          24.1. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably surrender the Premises to Landlord broom-clean and in the same condition as on the date Tenant took possession, except for (a) reasonable wear and tear; (b) loss by fire or other casualty; and (c) loss by condemnation. All fixtures, improvements, and appurtenances attached to or built into the Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, other than Tenant’s Property, shall be and remain a part of the Premises, shall be the property of Landlord, and shall not be removed by Tenant, except as directed by Landlord. Tenant shall not be required to remove any leasehold improvements unless (i) such removal is necessary to ensure that the Premises and Building comply with applicable code at the time of surrender, including but not limited to removal of wires located in risers and plenums without raceways or conduits; (ii) they were made without the consent of Landlord; or (iii) Landlord notified Tenant that removal would be required at the time Landlord approved Tenant’s plans therefor. Tenant’s Property shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that, if any of Tenant’s Property is removed, Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal. Internal floor coating/concrete hardener shall be left in sealed condition, including, without limitation, any areas that may be damaged by removal of Tenant’s fixtures. All interior walls should be left in good condition, and any holes from removal of Tenant’s fixtures must be patched.

          24.2. If Tenant abandons or surrenders the Premises or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be deemed abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the reasonable cost of removal, storage and disposal of Tenant’s Property, including, without limitation, repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant. On the Expiration Date, Tenant shall surrender all keys, parking cards and other means of entry to the Premises, the Building and the Project, and shall inform Landlord of the combinations and access codes for any locks and safes located in the Premises. It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, word processing, facsimile, or electronic wiring (“Telecom Wiring”) and any other components of Tenant’s Telecommunications System may be removed at Tenant’s cost at the expiration of the Term.

ARTICLE 25
BROKERAGE FEES

Tenant warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except as set forth on the Lease Summary. Tenant shall indemnify, defend and hold Landlord harmless from any cost, expense, or liability, (including, without limitation, costs of suits and reasonable attorneys’ fees) for any compensation, commission, or fees claimed by any other real estate broker or agent in connection with this Lease (including but not limited to any expansions of the Premises and renewals) or its negotiation.

ARTICLE 26
NOTICES

Any notice, demand, request, consent, covenant, approval or other communication to be given by one party to the other must be in writing and (except for statements and invoices to be given in the ordinary course hereunder, which may be sent by regular U.S. Mail) (a) delivered personally; (b) mailed by certified United States mail, postage prepaid, return receipt requested (except for statements and invoices to be given in the ordinary course hereunder, which may be sent by regular U.S. Mail); (c) sent by nationally recognized overnight courier; or (d) sent by telecopy and confirmed by one of the other methods set forth herein. The effective date of notice shall be (i) for any notice delivered in person, the date of delivery; (ii) for any notice by U.S. mail, three (3) days after the date of certification thereof; (iii) for any notice by overnight courier, the next Business Day after deposit with the courier; and (iv) for any notice by telecopy, the date of confirmation of receipt, if before 5:00 p.m. at the location delivered, or the next day if after 5:00 p.m. All notices shall be delivered or addressed to the parties at their respective addresses set forth on the Lease Summary. Either party may change the address at which it desires to receive notice upon giving notice of such request to the other party in the manner provided herein. Landlord and Tenant, and their respective counsel, hereby agree that notice may be given hereunder by the parties’ respective counsel, and that if any communication is to be given hereunder by Landlord’s or Tenant’s counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing provisions.

ARTICLE 27
INTENTIONALLY OMITTED

ARTICLE 28
SIGNAGE

          28.1. Tenant shall have the right to install a Building sign with Tenant’s name and suite number at the main entrance to the Premises, at Tenant’s expense and subject to Landlord’s approval.

          Additionally, subject to this Article 28, Tenant shall be entitled to install, at its sole cost and expense, one (1) sign on the exterior of the Building identifying the name of Tenant, which may include Tenant’s logo (“Exterior Signage”). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Exterior Signage (collectively, the “Exterior Signage Specifications”) shall be subject to the prior written approval of Landlord. In addition, the Exterior Signage and all Exterior Signage Specifications therefor shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable Laws and all covenants, conditions and restrictions affecting the Building. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Exterior Signage and/or the Exterior Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Exterior Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Exterior Signage, as well as all costs of design and construction of such Exterior Signage and all other costs associated with such Exterior Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. The rights to the Exterior Signage shall be personal to the Named Tenant (and any Permitted Transferee) and may not be otherwise transferred. Should the Exterior Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant for the cost of such work.

          28.2. No other signage shall be permitted without the prior consent of Landlord. If Landlord grants such consent, the signage will be at Tenant’s expense. Tenant shall not affix, paint, erect, or inscribe any sign, projection, awning, signal, or advertisement of any kind to any part of the Premises, the Building or the Project, including, without limitation, the inside or outside of windows or doors, without the consent of Landlord. Landlord shall have the right to remove any signs or other matter installed without Landlord’s permission without being liable to Tenant by reason of such removal and to charge the reasonable cost of removal to Tenant, payable within ten (10) days of written demand by Landlord.

          28.3. Any damage to any portion of the Project upon installation, maintenance, or removal of any Tenant signage (including the Exterior Signage) shall be Tenant’s sole responsibility. Upon removal of the Exterior Signage, the area affected thereby shall be repaired and restored pursuant to Landlord’s specifications to a condition acceptable to Landlord, at Tenant’s sole expense. Upon the expiration or earlier termination of this Lease, Tenant will remove all of its signage (including the Exterior Signage). Upon removal of its signage, Tenant shall repair and restore all areas affected by such signage pursuant to Landlord’s specifications to a condition acceptable to Landlord. More specifically, with respect to the Exterior Signage (at such time as such Exterior Signage is removed), Tenant shall repair and/or replace, in a manner satisfactory to Landlord, the portion of the Building (and the building materials) affected by the Exterior Signage and its removal, so that such areas and materials are restored to a condition consistent with the remainder of the exterior of the Building. Depending on the design of any sign installed by or for Tenant (including the Exterior Signage), Landlord may require a deposit in the amount determined by Landlord to be the cost of the removal of such sign and repair and restoration of the façade or other portion of the Building exterior.

ARTICLE 29
LENDER PROVISIONS

          29.1. Subordination. This Lease is subject and subordinate to all present and future ground or underlying leases of the Property and to the lien of any mortgages, deeds to secure debt or trust deeds, now or hereafter in force against the Property or the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof (collectively, “Mortgages”), and to all advances made or hereafter to be made upon the security of such Mortgages. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any mortgage, deed to secure debt or trust deed, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be (the “Purchaser”), if so requested to do so by the Purchaser, and to recognize the Purchaser as the lessor under this Lease. In no event shall Tenant have a right of offset against amounts due any Purchaser on account of any defaults by Landlord under this Lease that pre-date the time the Purchaser becomes the lessor hereunder, nor shall any Purchaser be liable for any such defaults by Landlord. Tenant shall, within ten (10) Business Days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any Mortgages. Tenant waives the provisions of any current or future statute, rule or law that may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding the provisions hereof, should any Mortgagee require that this Lease be prior rather than subordinate to its Mortgage, or require that Tenant attorn to any Purchaser, then in such event, this Lease shall become prior and superior to such Mortgage, or

Tenant shall so attorn, upon notice to that effect to Tenant from such Mortgagee. The aforesaid superiority of this Lease to any Mortgage shall be self-operative upon the giving of such notice and no further documentation other than such notice shall be required to effectuate such superiority or attornment. In the event Landlord or such Mortgagee desires confirmation of such superiority or attornment, Tenant shall, promptly upon request therefor by Landlord or such Mortgagee, and without charge therefor, execute a document acknowledging such priority or attornment obligation to the Mortgagee as Landlord in the event of foreclosure or deed in lieu thereof or termination of a ground lease. Within thirty (30) days after the full execution and delivery of this Lease, Landlord shall use commercially reasonably efforts to obtain a commercially reasonable subordination, nondisturbance and attornment agreement (“SNDA”) from the current lender of the Building. Tenant shall be responsible for all review, processing and any other fees charged by Landlord’s lender in connection with the SNDA.

          29.2. Estoppel Certificates. Within ten (10) days after written request from Landlord, Tenant shall execute and deliver to Landlord, or Landlord’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and Additional Rent have been paid in advance; (c) the amount of any security deposit with Landlord; (d) that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default; and (e) such other matters as may be requested. Landlord and any purchaser, assignee, or Mortgagee may rely upon any such statement. Tenant’s failure to execute and deliver such statement within the time required shall be conclusive against Tenant (1) that this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) that there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counterclaim, or deduction against Rent; (3) not more than one (1) month’s Rent has been paid in advance; and (4) as to the truth and accuracy of any other matters set forth in the statement as submitted to Tenant.

          29.3. Notice and Cure Rights. Tenant agrees to notify any Mortgagee whose address has been furnished to Tenant, of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such Mortgagee shall have an additional thirty (30) days to cure such default; provided that, if such default cannot reasonably be cured within that thirty (30) day period, then such Mortgagee shall have such additional time to cure the default as is reasonably necessary under the circumstances.

          29.4. Changes Requested by Mortgagee. Tenant shall not unreasonably withhold its consent to changes or amendments to this Lease requested by a Mortgagee, so long as such changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligations of Tenant.

          29.5. Mortgagee Approval. Notwithstanding anything to the contrary contained in this Lease, to the extent the consent of any Mortgagee is required under the applicable Mortgage in order for Landlord to enter into this Lease, Landlord may terminate this Lease by written notice to Tenant if such consent is not obtained (in which event this Lease shall be of no force or effect).

ARTICLE 30
MISCELLANEOUS

          30.1. Parking. Tenant shall be permitted to park automobiles as set forth in Exhibit H. In addition to the provisions of Exhibit H, Tenant shall comply with all parking rules and regulations established by Landlord for the Building, as the same may be revised from time to time.

          30.2. Quiet Enjoyment. Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, deed of trust, lease, or other agreement to which this Lease may be subordinated.

          30.3. No Air Rights. This Lease does not grant Tenant any rights to any view or to light or air over any property, whether belonging to Landlord or any other person. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

          30.4. Force Majeure. Any prevention, delay, or stoppage of work to be performed by Landlord or Tenant that is due to Force Majeure shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay, or stoppage. Nothing in this Section shall excuse or delay Tenant’s obligation to pay Rent or other charges under this Lease.

          30.5. Accord and Satisfaction; Allocation of Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent; nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

          30.6. Attorneys’ and Other Fees. Should either party institute any action or proceeding to enforce or interpret this Lease or any provision hereof, for damages by reason of any alleged breach of this Lease or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be awarded from the other party all costs and expenses, including, without limitation, attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. Landlord and Tenant hereby acknowledge and agree that the phrases “attorneys fees” and/or “reasonable attorneys fees”, and any similar terms or phrases used in this Lease shall mean and refer to fifteen percent (15%) of any unpaid indebtedness, in accordance with O.C.G.A. § 13-1-11. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

          30.7. Construction. Headings at the beginning of each Article, Section and subsection are solely for the convenience of the parties only and in no way define, limit, or enlarge the scope or meaning of this Lease. Except as otherwise provided in this Lease, all exhibits referred to herein are attached hereto and are incorporated herein by this reference. This Lease shall not be construed as if either Landlord or Tenant had prepared it, but rather as if both Landlord and Tenant had prepared it.

          30.8. Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants or as required by Law. In addition to any other remedies to which Landlord may be entitled if Tenant breaches the foregoing covenant, Landlord shall have the right to increase the Rent to then current market rent for the Building.

          30.9. Governing Law. This Lease shall be governed by, interpreted under, and construed and enforced in accordance with the Laws of the State applicable to agreements made and to be performed wholly within the State.

          30.10. Consent. Unless otherwise expressly set forth herein, all consents and decisions required or permitted of Landlord hereunder shall be granted, withheld and made in Landlord’s sole discretion. All consents and approvals required from Landlord hereunder shall be subject to the requirement that Landlord be reimbursed within fifteen (15) days of Landlord’s written demand for attorneys’ and consultants’ fees and costs incurred in connection therewith. Tenant shall have no claim and hereby waives the right to any claim against Landlord for money damages by reason of any refusal, withholding, or delaying by Landlord of any consent, approval, statement, or satisfaction that Landlord has agreed shall be subject to a standard of reasonableness. In such event, Tenant’s only remedy therefor shall be an action for specific performance, injunction, or declaratory judgment to enforce any right to such consent, approval, statement, or satisfaction.

          30.11. Authority. Tenant shall, at Landlord’s request, deliver a certified copy of a resolution of its board of directors, if Tenant is a corporation, or other satisfactory documentation, if Tenant is another type of entity, authorizing execution of this Lease.

          30.12. Duplicate Originals; Counterparts; Fax/Email/Electronic Signatures. This Lease may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. Additionally, this Lease may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts, when taken together, shall constitute the entire single agreement between the parties. This Lease may be executed by a party’s signature transmitted by facsimile (“fax”) or email or by a party’s electronic signature, and copies of this Lease executed and delivered by means of faxed or emailed copies of signatures or originals of this Lease executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed, emailed or electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this Lease by fax or email shall promptly thereafter deliver a counterpart signature page of this Lease containing said party’s original signature. All parties hereto agree that a faxed or emailed signature page or an electronic signature may be introduced into evidence in any proceeding arising out of or related to this Lease as if it were an original wet signature page.

          30.13. Offer. The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord (or such other period as may be expressly provided in any other agreement signed by the parties). During such period and in reliance on the foregoing, Landlord may, at Landlord’s option, proceed with any plans, specifications, alterations, or improvements, and permit Tenant to enter the Premises; but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord’s signing and delivering this Lease to Tenant.

          30.14. Further Assurances. Landlord and Tenant each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transactions contemplated hereby.

          30.15. Financial Statements. In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish Landlord, from time to time, upon Landlord’s written request (which request shall not be made more than one (1) time per calendar year), with financial statements reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records, and information furnished by Tenant to Landlord in connection with this Lease are true, correct, and complete in all material respects.

          30.16. Recording. Tenant shall not record this Lease without the prior consent of Landlord.

          30.17. Right to Lease. Landlord reserves the absolute right to create such other tenancies in the Building as Landlord shall determine to best promote the interests of the Building and the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Building or the Project.

          30.18. Severability. In the event any portion of this Lease shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Lease, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Lease.

          30.19. Survival. All indemnity and other unsatisfied obligations set forth in this Lease shall survive the termination or expiration hereof.

          30.20. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE, OR THE TRANSACTIONS OR MATTERS RELATED HERETO OR CONTEMPLATED HEREBY.

          30.21. Successors and Assigns. Subject to the terms and conditions of Article 14 of this Lease, this Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

          30.22. Integration of Other Agreements; Amendments. This Lease sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence and documentation with respect thereto. Any oral representations or modifications concerning this Lease shall be of no force or effect. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

          30.23. TIME OF THE ESSENCE. TIME IS OF THE ESSENCE OF THIS LEASE AND EACH AND EVERY TERM AND PROVISION HEREOF.

          30.24. Waiver. The waiver by a party of any breach of any term, covenant, or condition of this Lease shall not be deemed a waiver of such term, covenant, or condition or of any subsequent breach of the same or any other term, covenant, or condition. No delay or omission in the exercise of any right or remedy of a party shall impair such right or remedy or be construed as a waiver of any default of the other party. Consent to or approval of any act by a party requiring consent or approval of the other party shall not be deemed to waive or render unnecessary such consent to or approval of any subsequent act. Any waiver must be in writing and shall not be a waiver of any other matter concerning the same or any other provision of this Lease.

          30.25. No Surrender. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

          30.26. Number and Gender. As used in this Lease, the neuter includes masculine and feminine, the singular includes the plural and the use of the word “including” shall mean “including without limitation.”

          30.27. Days. The term “days,” as used herein, shall mean actual days occurring, including Saturdays, Sundays and Holidays.

          30.28. Joint and Several Liability. If Tenant consists of two (2) or more parties, each of such parties shall be liable for Tenant’s obligations under this Lease, and all documents executed in connection herewith, and the liability of such parties shall be joint and several.

          30.29. No Third Party Beneficiaries. Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, including but not limited to any brokers, and nothing in this Lease, (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Lease.

          30.30. No Other Inducements. It is expressly warranted by each of the undersigned parties that no promise or inducement has been offered except as herein set forth and that this Lease is executed without reliance upon any statement or representation of any person or party or its representatives concerning the nature and extent of damages, costs and/or legal liability therefor.

          30.31. Rule Against Perpetuities. Notwithstanding any provision hereof to the contrary, in the event that the Commencement Date has not occurred within five (5) years of the date of the execution of this Lease by all parties hereto, then this Lease shall automatically terminate and be without further force and effect. The parties acknowledge that the terms of the foregoing sentence are included herein for the purposes of ensuring that this Lease comply with the common law Rule Against Perpetuities, and in no way is said five (5) year period intended as an estimate of the expected timing of the Commencement Date.

          30.32. Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent. Tenant hereby expressly waives the benefit of any Laws to the contrary and agrees that if Landlord fails to perform any of its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of Rent.

          30.33. Arbitration. If this Lease contains options where rental rates are expressly subject to arbitration, and the parties do not agree upon the rental rate within the stipulated time, no later than five (5) Business Days following the expiration of the stipulated time, each party shall submit to the other party its final determination of such rental rate and if the rental rates differ by less than five percent (5%), the rental rate shall be the average of the two rates. If the rental rates differ by five percent (5%) or more, each party shall select an arbitrator having not less than ten (10) years’ actual experience in the commercial real estate brokerage business, and the arbitrators so selected shall immediately meet for the purpose of hearing and deciding the dispute and fixing the relevant rate of rent which shall in any event be one of the two final determinations submitted by the parties. If the two arbitrators selected agree on the rental rate, their decision shall be binding on both parties. If the two arbitrators selected cannot agree on the rental rate within ten (10) Business Days after appointment (the “Initial Review Period”), then no later than five (5) Business Days following the expiration of the Initial Review Period, the two arbitrators shall select an independent third arbitrator with qualifications similar to their own. Within ten (10) Business Days following appointment, the third arbitrator shall select one of the two rental rates promulgated by the parties as the rental rate for this Lease. If the arbitrators cannot agree on the third arbitrator, they shall petition the presiding judge of the local State court having jurisdiction to appoint such arbitrator to act as an umpire between the arbitrators selected by Landlord and Tenant. The decision of the third arbitrator or presiding judge, as the case may be, shall be binding on both parties. Landlord and Tenant shall each be responsible to pay their respective arbitrators and will share equally the cost of the third arbitrator.

          30.34. No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the condition that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

          30.35. OFAC Compliance.

                    30.35.1. As used herein “Blocked Party” shall mean any party or nation that (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the U.S. Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or other similar requirements contained in the rules and regulations of OFAC (the “Order”) or in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”) or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); or (b) has been determined by competent authority to be subject to the prohibitions contained in the Orders.

                    30.35.2. As a material inducement for Landlord entering into this Lease, Tenant warrants and represents that none of Tenant, any Affiliate of Tenant, any partner, member or stockholder in Tenant or any Affiliate of Tenant, or any beneficial owner of Tenant, any Affiliate of Tenant or any such partner, member or stockholder of Tenant (collectively, a “Tenant Owner”): (a) is a Blocked Party; (b) is owned or controlled by, or is acting, directly or indirectly, for or on behalf of, any Blocked Party; or (c) has instigated, negotiated, facilitated, executed or otherwise engaged in this Lease, directly or indirectly, on behalf of any Blocked Party. Tenant shall immediately notify Landlord if any of the foregoing warranties and representations becomes untrue during the Term.

                    30.35.3. Tenant shall not: (a) transfer or permit the transfer of any interest in Tenant or any Tenant Owner to any Blocked Party; or (b) make a Transfer to any Blocked Party or party who is engaged in illegal activities.

                    30.35.4. If at any time during the Term (a) Tenant or any Tenant Owner becomes a Blocked Party or is convicted, pleads nolo contendere, or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering; (b) any of the representations or warranties set forth in this Section become untrue; or (c) Tenant breaches any of the covenants set forth in this Section, the same shall constitute a Default. In addition to any other remedies to which Landlord may be entitled on account of such Default, Landlord may immediately terminate this Lease and refuse to pay any Allowance or other disbursements due to Tenant under this Lease.

          30.36. ERISA. Tenant has been informed that one or more pension plans have an interest in the Project. Tenant hereby represents and warrants that it is not a party in interest to any pension plan, within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended.

          30.37. No Estate in Tenant. Tenant shall be granted a usufruct only in the Premises under this Lease, and not a leasehold, estate for years or other estate in land. Tenant’s interest hereunder is not subject to levy, execution and sale and is not assignable except with Landlord’s prior written consent.

IN WITNESS WHEREOF the parties have executed this Lease, under seal, as of the date first-above written.

LANDLORD:

AZURE SOUTHWOODS ATLANTA, LLC,
a Delaware limited liability company

Witness:	By: FIRST FIDUCIARY REALTY ADVISORS, INC.,
a California corporation, its Manager

Date:	By:

Printed Name:

Title:

Date:

Witness:
TENANT:

Date:	UNIVERSAL POWER GROUP, INC.,
a Texas corporation

By:

Printed Name:

Title:

Date:

S-1

ADDENDUM #1

Renewal Option

          Subject to the terms of Addendum #3 of this Lease, Tenant shall have two (2) personal and non-transferable options to renew the Term of this Lease as set forth on the Lease Summary (each, a “Renewal Option”). Each renewal term shall begin the first day following the expiration of the immediately preceding Term. Tenant shall have the right to exercise the Renewal Options conferred herein by giving Landlord notice at least one hundred eighty (180) days, but not more than three hundred sixty-five (365) days, prior to the expiration of the then current Term.

          The Renewal Options shall be subject to all of the terms and conditions contained in this Lease, except that Base Rent during each renewal term shall be Market Rent, and the Security Deposit shall, to the extent applicable, be increased (in no event shall the Security Deposit be decreased) to an amount equal to the Base Rent scheduled to be paid by Tenant for the last full month of the applicable renewal term. “Market Rent” shall be the anticipated rate in effect for the Premises as of the commencement of the renewal term, together with any market rate increases during the renewal term, based upon the rents generally in effect for new leases of space in the area in which the Building is located of equivalent quality, size, utility and location, and taking into account the length of the renewal term and the credit standing of Tenant. In no event shall the Market Rent be less than the Base Rent in effect for the immediately preceding Term. Landlord shall lease the Premises to Tenant in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, free rent or the like) or other tenant inducements. In the event that Tenant shall exercise a Renewal Option, then Landlord shall submit to Tenant Landlord’s initial determination of Market Rent (“Landlord’s Initial Determination”). If Tenant disputes Landlord’s determination of the Market Rent set forth in Landlord’s Initial Determination, then the parties shall attempt to agree upon the Market Rent in a meeting of the parties hereto held at least ninety (90) days prior to the expiration of the then current Term. If the parties are able to agree on an amount of Market Rent that is mutually satisfactory, then such agreements shall be placed in writing and shall be signed by the parties hereto and shall thereupon become a part of this Lease.

          If the parties hereto are unable to agree upon the Market Rent for the renewal term at least forty-five (45) days prior to the commencement of any renewal term, then the disagreement shall be promptly submitted to arbitration as provided in this Lease. If Market Rent for the renewal term has not been determined by the time the renewal term commences, then Landlord’s Initial Determination shall apply as the Base Rent for the renewal term until such time as Market Rent has been determined by arbitration under this Lease, in which event an adjustment shall be made between Landlord and Tenant to account for the difference, if any, between amounts paid by Tenant in accordance with Landlord’s Initial Determination and the amount determined to be Market Rent by such arbitration.

          Failure of Tenant properly to exercise any Renewal Option herein granted shall be construed as a waiver of all options herein granted, and this Lease shall then terminate at the expiration of the then current Term.

Addendum #1, Page 1

ADDENDUM #2

Right of First Refusal

          Subject and subordinate to then-existing rights of other tenants and occupants and the right of Landlord to extend or renew the lease or other occupancy agreement of any tenant or other occupant of the Refusal Space (as hereinafter defined) or to enter into a new lease or other occupancy agreement with such tenant or other occupant in lieu of an extension or renewal, regardless of whether or not such tenant or other occupant has any current right to extend or renew (all such tenants and other occupants are collectively referred to herein as the “Priority Parties”), and subject to the terms of Addendum #3 of this Lease, Landlord shall, prior to offering the same to any other party (other than the then-current tenant or other occupant therein), first offer (the “Right of First Refusal”) to lease to Tenant all, and not less than all, of the premises immediately adjacent to the original Premises containing approximately 23,136 square feet of space (the “Refusal Space”) the first time, but not any subsequent time (and, whether or not Tenant takes such space in accordance with the terms and conditions of this Addendum #2, the Right of First Refusal shall terminate), when Landlord receives a proposal for the Refusal Space from a third party (other than a Priority Party) that Landlord would accept; such offer shall be in writing and shall specify the lease terms for the Refusal Space set forth in the proposal, including the rent to be paid for the Refusal Space and the date on which the Refusal Space shall be included as part of the Premises (the “Refusal Notice”). Within five (5) business days after Landlord delivers to Tenant the Refusal Notice, Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Refusal Space on the terms set forth in the Refusal Notice. If Tenant timely elects to lease the Refusal Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Refusal Space is to be included as part of the Premises, on the terms set forth in the Refusal Notice and, to the extent not inconsistent with the Refusal Notice terms, the terms of this Lease (provided, that the terms of this Addendum #2 shall thereafter be void and of no further force or effect, and Tenant’s Proportionate Share and the Security Deposit shall be equitably and proportionately increased in proportion to the increase in the square footage of the Premises); however, Tenant shall accept the Refusal Space in an “AS-IS” condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements (including, without limitation, any rent credits or abatements) unless otherwise specifically provided in the Refusal Notice. Notwithstanding the foregoing, if prior to Landlord’s delivery to Tenant of the Refusal Notice, Landlord has received an offer to lease all or part of the Refusal Space from a third party (a “Third Party Offer”) and such Third Party Offer includes space in excess of the Refusal Space, Tenant shall exercise the Right of First Refusal, if at all, as to all of the space contained in the Third Party Offer.

          If Tenant fails or is unable to timely exercise the Right of First Refusal, then the Right of First Refusal shall lapse, time being of the essence with respect to the exercise thereof (it being understood that, whether or not Tenant takes the Refusal Space, the Right of First Refusal is a one-time right only), and Landlord may lease all or a portion of the Refusal Space to third parties on such terms as Landlord may elect. In no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Addendum #2, and Tenant shall protect, defend, indemnify and hold Landlord and its agents and representatives harmless from and against any and all Claims in any way arising or resulting from or in connection with or related to commissions or other compensation claimed by any broker or agent thereto.

          Notwithstanding anything to the contrary contained in this Addendum #2, in addition to the limitations contained in Addendum #3 to this Lease, the Right of First Refusal shall terminate and be of no further force or effect if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) less than two (2) years remain in the Term, (c) Tenant leases any other space from Landlord in the Project (except for the original Premises) and such other space, individually or in the aggregate, contains at least the same number of square feet as the Refusal Space, (d) Landlord enters into an occupancy agreement with any of the Priority Parties for the Refusal Space, (e) Landlord duly delivers an Refusal Notice (subject to Tenant’s Right of First Refusal with respect to the Refusal Space as provided in the Refusal Notice) or (f) Tenant does not deliver with any acceptance of the Refusal Notice an audited financial statement for the last completed calendar year demonstrating that, to Landlord’s reasonable satisfaction, Tenant’s financial condition is at least as strong, and Tenant’s tangible net worth and liquidity are at least as great, as such financial condition, tangible net worth and liquidity exists as of the date of this Lease. Tenant shall have no remedies for Landlord’s failure to deliver possession of any portion of the Refusal Space to Tenant due to any holding over by any other tenant or occupant of any portion of the Refusal Space in violation of the terms of any lease or other agreement.

Addendum #2, Page 1

ADDENDUM #3

Tenant’s Rights

As used in this Section, “Tenant’s Rights” shall mean (a) the Renewal Options granted to Tenant pursuant to Addendum #1, and (b) the Right of First Refusal granted to Tenant pursuant to Addendum #2.

The Tenant’s Rights are personal to Named Tenant (as defined in the Lease Summary), and any Permitted Transferee and may only be exercised by Named Tenant or a Permitted Transferee to the extent that Named Tenant or a Permitted Transferee, at the time of exercise and at the time such Tenant’s Right becomes effective, has not assigned this Lease and occupies the entire Premises without the intent of thereafter assigning this Lease or subletting the Premises or any portion thereof and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than Named Tenant and a Permitted Transferee. The Tenant’s Rights are not assignable separate and apart from this Lease, nor may Tenant’s Rights be separated from this Lease in any manner, whether by reservation or otherwise.

Notwithstanding anything to the contrary contained in any of the applicable sections granting such Tenant’s Rights, Named Tenant shall not have the right to exercise such Tenant’s Right and the exercise of such Tenant’s Right may be nullified by Landlord and deemed of nor force or effect if (i) Tenant shall be in default under the terms of this Lease as of the exercise of such Tenant’s Right or anytime after such exercise and prior to the commencement or effective date of such Tenant’s Right, or (ii) Landlord shall have delivered to Tenant two (2) or more notices of default during any prior consecutive twelve (12) month period, whether or not such defaults were subsequently cured. Upon any termination of this Lease or Tenant’s right of possession to the Premises, all of Tenant’s Rights shall terminate and be of no further force or effect.

Addendum #3, Page 1

EXHIBIT A – FLOOR PLAN OF PREMISES

Exhibit A, Page 1

EXHIBIT B – SITE PLAN OF BUILDING

Exhibit B, Page 1

EXHIBIT C – LEGAL DESCRIPTION

Parcel 300/400

          ALL that tract or parcel of land lying or being in Land Lot 13, 13th District, Clayton County, Georgia, and being more particularly described as follows:

          Commencing at the curved intersection of the easterly right-of-way line of U.S. Highway No. 41 (a.k.a. Old Dixie Highway) (r/w varies) and the northerly right-of-way line of Southwoods Parkway (r/w varies);

          THENCE along the said curved intersection South 28 degrees 26 minutes 41 seconds East, a distance of 41.31 feet to a point;

          THENCE continuing along the said curved intersection, southeasterly and easterly a distance of 57.97 feet along the arc of a curve to the left, said curve having a radius of 65.00 feet and being subtended by a chord which bears South 68 degrees 14 minutes 21 seconds East, for a distance of 56.07 feet, to a point on the northerly right-of-way line of Southwoods Parkway (r/w varies);

          THENCE along the said northerly right-of-way line, North 86 degrees 12 minutes 45 seconds East, a distance of 83.01 feet to a point;

          THENCE continuing along the said northerly right-of-way line, easterly a distance of 170.59 feet along the arc of a curve to the right, said curve having a radius of 1073.50 feet and being subtended by a chord which bears South 89 degrees 14 minutes 06 seconds East, for a distance of 170.41 feet, to a point of compound curvatures;

          THENCE continuing along the said northerly right-of-way line, easterly a distance of 26.16 feet along the arc of said curve to the left, said curve having a radius of 1073.50 feet and being subtended by a chord which bears South 83 degrees 59 minutes 04 seconds East, for a distance of 26.16 feet, to the POINT OF BEGINNING;

          THENCE leaving the said northerly right-of-way line of Southwoods Parkway, proceed North 01 degree 14 minutes 50 seconds East, a distance of 204.84 feet to a point;

          THENCE North 17 degrees 24 minutes 14 seconds West, a distance of 386.77 feet to an iron pin found, a 1-inch open top pipe on the westerly line of Land Lot 13 (said lie being the easterly line of Land Lot 12);

          THENCE along the said westerly line of Land Lot 13 North 01 degree 14 minutes 50 seconds East, a distance of 85.75 feet to an iron pin found, a 1-inch open top pipe;

          THENCE leaving the said Land Lot line, proceed South 89 degrees 17 minutes 17 seconds East, a distance of 794.12 feet to a point;

          THENCE South 00 degrees 32 minutes 02 seconds West, a distance of 303.58 feet to a point;

Exhibit C, Page 1

Legal Description, Building 500 Site, Southwoods Office Park

     ALL THAT TRACT OR PARCEL OF LAND LYING AND BEING IN LAND LOT 13 OF THE 13TH DISTRICT OF CLAYTON COUNTY, GEORGIA AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

     COMMENCING AT THE CURVED INTERSECTION OF THE EASTERLY RIGHT-OF-WAY LINE OF U.S. HIGHWAY NO. 41 (A.K.A, OLD DIXIE HIGHWAY) (R/W VARIES) AND THE SOUTHERLY RIGHT-OF-WAY LINE OF SOUTHWOODS PARKWAY (R/W VARIES);
     THENCE ALONG THE SAID CURVED INTERSECTION, PROCEED NORTHERLY, NORTHEASTERLY AND EASTERLY A DISTANCE OF 58.15 FEET ALONG THE ARC OF A CURVE TO THE RIGHT, SAID CURVE HAVING A RADIUS OF 40.00 FEET AND BEING SUBTENDED BY A CHORD WHICH BEARS NORTH 48 DEGREES 25 MINUTES 57 SECONDS EAST, FOR A DISTANCE OF 53.16 FEET, TO A POINT;
     THENCE ALONG THE SAID SOUTHERLY RIGHT-OF-WAY LINE OF SOUTHWOOD PARKWAY, SOUTH 89 DEGREES 55 MINUTES 26 SECONDS EAST FOR A DISTANCE OF 328.13 FEET TO A POINT, SAID POINT BEING THE POINT OF BEGINNING:
     FROM THE POINT OF BEGINNING AS THUS ESTABLISED, PROCEED ALONG THE SAID SOUTHERLY RIGHT-OF-WAY LINE OF SOUTHWOOD PARKWAY, SOUTH 89 DEGREES 23 MINUTES 32 SECONDS EAST FOR A DISTANCE OF 138.89 FEET TO A POINT;
     THENCE CONTINUING ALONG THE SAID SOUTHERLY RIGHT-OF-WAY LINE, SOUTH 86 DEGREES 59 MINUTES 59 SECONDS EAST FOR A DISTANCE OF 295.34 FEET TO A POINT;
     THENCE CONTINUING ALONG THE SAID SOUTHERLY RIGHT-OF-WAY LINE, ALONG THE ARC OF A CURVE TO THE RIGHT, SAID CURVE HAVING A RADIUS OF 45.00 FEET, AND AN ARC LENGTH OF 40.30 FEET AND BEING SUBTENDED BY A CHORD OF SOUTH 61 DEGREES 20 MINUTES 27 SECONDS EAST FOR A DISTANCE OF 38.97 FEET TO A POINT;
     THENCE CONTINUING ALONG THE SAID SOUTHERLY RIGHT-OF-WAY LINE, ALONG THE ARC OF A CURVE TO THE LEFT, SAID CURVE HAVING A RADIUS OF 75.00 FEET, AND ARC LENGTH OF 63.84 FEET AND BEING SUBTENDED BY A CHORD OF SOUTH 60 DEGREES 04 MINUTES 05 SECONDS EAST FOR A DISTANCE OF 61.93 FEET TO A POINT,
     THENCE LEAVING THE SAID SOUTHERLY RIGHT-OF-WAY LINE OF SOUTHWOOD PARKWAY, PROCEED SOUTH 05 DEGREES 32 MINUTES 44 SECONDS WEST FOR A DISTANCE OF 354.95 FEET TO A POINT;
     THENCE NORTH 84 DEGREES 27 MINUTES 16 SECONDS WEST FOR A DISTANCE OF 509.19 FEET TO A POINT;
     THENCE NORTH 03 DEGREES 00 MINUTES 00 SECONDS EAST FOR A DISTANCE OF 371.12 FEET TO THE POINT OF BEGINNING;
     SAID TRACT OR PARCEL CONTAINS 198,419 SQUARE FEET OR 4,55507 ACRES.

Exhibit C, Page 2

Parcel 600

          All that tract or parcel of land lying or being in Land Lot 13, 13th District, Clayton County, Georgia, and being more particularly described as follows:

Commencing at the curved intersection of the easterly right-of-way line of U.S. Highway No. 41 (a.k.a. Old Dixie Highway) (r/w varies) and the southerly right-of-way line of Southwoods Parkway (r/w varies);

          Thence along the said curved intersection, northerly, northeasterly and easterly a distance of 58.15 feet along the arc of a curve to the right, said curve having a radius of 40.00 feet and being subtended by a chord which bears North 48 degrees 25 minutes 57 seconds East, for a distance of 53.16 feet, to a point;

          Thence along the said southerly right-of-way line of Southwoods Parkway, South 89 degrees 55 minutes 26 seconds East, distance of 328.13 feet to a point;

          Thence continuing along the said southerly right-of-way line of Southwoods Parkway, South 89 degrees 23 minutes 32 seconds East, a distance of 138.89 feet to a point;

          Thence continuing along the said southerly right-of-way line of Southwoods Parkway, South 86 degrees 59 minutes 59 seconds East, a distance of 295.34 feet to a point;

          Thence continuing along the said southerly right-of-way line of Southwoods Parkway, a distance of 40.30 feet along the arc of a curve to the right, said curve having a radius of 45.00 feet and being subtended by a chord which bears South 61 degrees 20 minutes 27 second East, for a distance of 38.97 feet, to a point of reverse curvature;

          Thence continuing along the said southerly right-of-way line, southeasterly and easterly a distance of 63.84 feet along the arc of said curve to the left, said curve having a radius of 75.00 feet and being subtended by a chord which bears South 60 degrees 04 minutes 05 seconds East, for a distance of 61.93 feet, to the POINT OF BEGINNING.

          Thence along the said northerly right-of-way line of Southwoods Parkway (r/w varies) easterly, northeasterly and northerly a distance of 105.81 feet along the arc of a curve to the left, said curve having a radius of 75.00 feet and being subtended by a chord which bears North 55 degrees 07 minutes 45 seconds East, for a distance of 97.25 feet, to a point;

          Thence leaving the said northerly right-of-way line, proceed South 75 degrees 17 minutes 26 seconds East, a distance of 47.69 feet to a point;

          Thence South 89 degrees 28 minutes 00 seconds East, a distance of 652.08 feet to a point;

          Thence South 00 degrees 12 minutes 34 seconds West, a distance of 369.49 feet to a point;

Exhibit C, Page 3

EXHIBIT D – TERM CERTIFICATION

The undersigned, as Tenant, under that certain lease dated [______________________] (the “Lease”), with [_________________________________ ], as Landlord, hereby certifies as follows:

          1. That the undersigned has entered into occupancy of the Premises described in the Lease.

          2. That the Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as follows: ____________________________________________________________.

          3. That the Lease represents the entire agreement between the parties as to said leasing.

          4. That the Commencement Date of the Lease is: __________________________. The Lease expires on __________________________.

          5. That all improvements to have been constructed or completed by Landlord have been completed in a satisfactory manner and all conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have been satisfied.

          6. That there are no defaults by either Tenant or Landlord under the Lease.

          7. That no rents have been prepaid, other than as provided in the Lease.

          8. That on this date there are no existing defenses or offsets, which the undersigned has against the enforcement of the Lease by Landlord.

          9. That the undersigned has received ___ set(s) of keys to the Premises on this date.

          EXECUTED this ________ day of ___________________________, 20___.

TENANT:

[_______________________________________	],

a [_______________]

By:

Printed Name:

Title:

Exhibit D, Page 1

EXHIBIT E – CONSTRUCTION

This Exhibit sets forth the terms and conditions relating to construction work in the Premises. All references in this Exhibit to capitalized terms or “this Lease” shall mean the relevant portion of the lease to which this Exhibit is attached and of which this Exhibit forms a part.

A.	GENERAL CONDITIONS FOR CONSTRUCTION BY TENANT.

          1. Inspection by Landlord. Landlord shall have the right to inspect work at all times; provided however, Landlord’s failure to inspect any work shall in no event constitute a waiver of any of Landlord’s rights hereunder, nor shall Landlord’s inspection of the work constitute Landlord’s approval thereof. Should Landlord disapprove any work, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. In the event Landlord disapproves of any matter that might adversely affect the Building Structure, any Building system or the exterior appearance of the Building or any other tenant, Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such matter, including, without limitation, causing the cessation of the applicable work.

          2. Insurance. In addition to any insurance that may be required under this Lease, Tenant shall secure, pay for and maintain or cause Tenant’s contractors to secure, pay for and maintain during the continuance of any work, the following insurance:

                    (a) Worker’s Compensation Insurance with a limit of not less than the greater of (i) $500,000, or (ii) the amount required from time to time by applicable Laws.

                    (b) Employer’s Liability Insurance with a limit of not less than $1,000,000.

                    (c) Commercial General Liability Insurance (including Contractor’s Protective Liability) in an amount not less than $1,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000, and with umbrella coverage with limits not less than $5,000,000 ($10,000,000 if the cost of the work is greater than $1,000,000). Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s contractors or by anyone directly or indirectly employed by any of them.

                    (d) Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $1,000,000 for bodily injury and property damage combined in any one accident. Such insurance shall insure against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s contractors, or by anyone directly or indirectly employed by any of them.

                    (e) “All-risk” builder’s risk insurance for the full insurable value of the work (including all stored material and equipment), as approved by Landlord. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the work and shall insure against physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief. If any materials or equipment will be stored offsite or will be in transit to the job site and are not covered under said “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such materials and equipment. Any loss insured under said “all-risk” builder’s risk insurance shall be adjusted with Landlord and Tenant and made payable to Landlord, as trustee for the insureds, as their interests may appear.

                    (f) Commercial Catastrophe or “Umbrella” Excess Liability Insurance, as stated above, on an “occurrence” basis with a limit of not less than $5,000,000 (or $10,000,000, as applicable) per occurrence and in the aggregate.

                    (g) Professional Liability Insurance with limits of not less than the amount that would prudently be maintained for comparable work, which shall in no event be less than $1,000,000 per claim and in the aggregate.

                    (h) Pollution Liability and Environmental Impairment Insurance with limits of not less than $2,000,000 per claim and $5,000,000 in the aggregate.

          The liability policies required in paragraphs (c) and (f) above shall be endorsed to include all additional insureds required or permitted herein with coverage equivalent to that provided by ISO form CG 20 10 11 85. Such additional insured endorsements shall be separate from the certificates of insurance required herein.

          All other policies (except the worker’s compensation policy) shall be endorsed to include the Landlord Related Parties as additional insureds. All insurance policies shall provide that all additional insureds shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insureds shall be primary to any insurance carried independently by said additional insureds. Certificates for all insurance required hereunder shall be delivered to Landlord before the

Exhibit E, Page 1

commencement of construction and before any contractor’s equipment is moved onto the Property. Tenant shall cause Tenant’s contractors to provide Landlord with an endorsement evidencing that each required policy herein contains a waiver of subrogation in favor of the additional insureds required or permitted herein. Insurance companies shall have a rating of A VI, or higher, in the most currently available “Best Insurance Guide”.

          3. Lien Free Completion.

                    (a) Landlord may require, at Landlord’s sole option, that Tenant provide to Landlord such security as reasonably determined by Landlord to protect Landlord against any liability in connection with the work, including but not limited to a lien and completion bond naming Landlord as a co-obligee.

                    (b) Upon completion of the work, Tenant shall furnish Landlord with full and final waivers of liens and contractors’ affidavits and statements, in such form as may be required by Landlord, Landlord’s title insurance company and any Mortgagee, from all parties performing labor or supplying materials or services in connection with the work showing that all of said parties have been compensated in full.

                    (c) If Tenant fails to make any payment relating to the work, Landlord, as its option, may complete the work, make such payment and hold Tenant liable for the costs thereof.

          4. Plan Approval. Landlord’s approval of Tenant’s plans will not be unreasonably withheld, provided that (a) they comply with all Laws; (b) the improvements do not adversely affect (as determined by Landlord) the Building Structure, any Building systems, the exterior appearance of the Building, or the appearance of the Common Areas; (c) the plans are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner; and (d) construction of the improvements conforms to the requirements set forth in this Exhibit. Notwithstanding that any plans submitted to Landlord in connection with this Lease (including, without limitation, pursuant to this Exhibit E) are reviewed by Landlord and notwithstanding any comments, advice or assistance that Landlord may render to Tenant, in no event shall any such review, comments, advice or assistance constitute a representation or warranty as to the completeness, design, accuracy or sufficiency of such plans, compliance of such plans with Laws or as to any other matter, and Landlord shall have no liability whatsoever with respect thereto.

          5. Change Orders. Tenant shall make no changes or modifications to the plans approved by Landlord without Landlord’s prior written consent. Such approval shall not be unreasonably withheld or delayed, as long as such requested change meets (a) through (d) in Section 4 above and the same would not delay the completion of the work. If any change order would increase the cost of construction, as a condition of such approval Landlord may require that Tenant deposit any increased cost with Landlord, or provide Landlord with other security therefor acceptable to Landlord.

          6. Pre-Construction Activity. At least thirty (30) days prior to commencement of any work, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval:

                    (a) The proposed plans.

                    (b) A detailed critical path construction schedule containing the major components of the work and the time required for each, including the scheduled commencement date of construction of the work, milestone dates and the estimated date of completion of construction.

                    (c) An itemized statement of estimated construction cost, including fees for permits and architectural and engineering fees.

                    (d) Evidence satisfactory to Landlord in all respects of Tenant’s ability to pay the cost of the work as and when payments become due.

                    (e) The names and addresses of Tenant’s contractors (and said contractors’ subcontractors) and materialmen to be engaged by Tenant for the work (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”). Landlord may designate a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning or life safety systems, from which Tenant must select its contractors for such designated portions of work (“Approved Contractors”). Landlord has the right to disapprove any of Tenant’s Contractors that are not Approved Contractors.

                    (f) Certificates of insurance as required herein.

          No work by Tenant shall proceed until Landlord has approved all of the foregoing items.

          7. Performance of Work.

                    (a) All work by Tenant shall be performed under a valid permit when required, a copy of which shall be furnished to Landlord before commencement of such work.

                    (b) All work shall comply in all respects with (i) all applicable Laws; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

Exhibit E, Page 2

                    (c) Tenant’s contractors, approved by Landlord pursuant to Section 6(e) of this Exhibit E, shall be licensed contractors, possessing good labor relations (including use of union labor if required by Landlord), capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors in the Building. All work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants.

                    (d) Tenant shall use only new, first-class materials, except where explicitly shown in the plans approved by Landlord. All work shall be done in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least one (1) year duration from the completion of the work against defects in materials and workmanship.

                    (e) At Tenant’s expense, Tenant shall engage the services of an on-site project manager approved in advance by and reasonably acceptable to Landlord, who will be charged with the task of performing daily supervision of the work. Such on-site manager shall be familiar with the Rules and Regulations, the Contractor Rules and Regulations and the construction procedures for the Building and all personnel of the Building engaged directly or indirectly in the management, operation and construction of the Building. Such on-site project manager shall be accountable and responsible to Tenant and to Landlord and, where necessary, shall serve as a liaison between Landlord and Tenant with respect to the work.

                    (f) Tenant shall pay to Landlord a percentage of the cost of any tenant work (such percentage, which shall vary depending upon whether or not Tenant orders the work directly from Landlord, to be established by Landlord on a uniform basis for the Building) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s supervision of or involvement with such work.

          8. As-Built Plans and Specifications. Immediately after completion of any work on the Premises by Tenant, Tenant shall deliver to Landlord “as-built” plans and specifications (including all working drawings) for the work.

          9. Miscellaneous. All construction work shall be performed in conformity with the Contractor Rules and Regulations set forth in Exhibit E-2. Landlord shall have the right to order Tenant or any of Tenant’s contractors who violate the requirements imposed on Tenant or Tenant’s contractors in performing work to cease work and remove its equipment and employees from the Building.

B.	INITIAL BUILD-OUT

          1. Definitions.

                    (a) “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises, with the exception of any Punchlist Items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping or mechanical adjustments remain to be completed.

                    (b) “Tenant Delay” shall mean each day of delay in the performance of the work that occurs because of (i) Tenant’s failure to timely deliver or approve any required documentation; (ii) any change order or change by Tenant to the Tenant Improvements; (iii) any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials or Tenant’s requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated Possession Date; (iv) postponement of any work at the request of Tenant; (v) the failure by Tenant’s architect, space planner or other agent or contractor, to timely prepare plans, pull permits, provide approvals or perform any other act required hereunder; (vi) the failure of Tenant to pay, when due, any amounts required to be paid by Tenant; (vii) Tenant’s failure to attend any meeting with Landlord, any architect, design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents or in connection with the performance of any work; (viii) a breach by any Tenant Related Parties of the terms of this Exhibit or this Lease; and (ix) any other acts or omissions of any Tenant Related Parties including, without limitation, any interference with the Landlord Work.

                    (c) “Tenant Improvements” shall mean the improvements to the Premises set forth in Exhibit E-1.

          2. Intentionally Omitted.

          3. Punchlist. Landlord will notify Tenant when Landlord considers Substantial Completion to have occurred. Within three (3) Business Days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements (the “Punchlist Items”). Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on Punchlist Items. Landlord shall use reasonable efforts to complete all Punchlist Items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

          4. Warranties. Landlord shall use reasonable efforts to obtain a warranty from Landlord’s contractor against defects in materials and workmanship for one (1) year following Substantial Completion. Landlord hereby

Exhibit E, Page 3

assigns to Tenant all warranties and guaranties by the contractor, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

          5. Miscellaneous.

                    (a) Provided the same will not interfere with the Landlord Work, Landlord shall allow Tenant access to the Premises prior to the Substantial Completion of the Landlord Work for the purpose of installing Tenant’s equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this section, Tenant shall submit a schedule detailing the timing and purpose of Tenant’s entry to Landlord for its approval. Any such early occupancy shall be on all the terms and conditions contained in this Lease, except for the payment of Base Rent and Tenant’s Cost Allocation.

                    (b) Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until Landlord approves the document.

                    (c) Notwithstanding any provision to the contrary contained in this Lease, if a Default has occurred at any time prior to Substantial Completion, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to cause the contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in Substantial Completion caused by such work stoppage); and (ii) all other obligations of Landlord under the terms of this Exhibit shall be forgiven until such time, if any, as such Default may be cured.

Exhibit E, Page 4

EXHIBIT E-1 – TENANT IMPROVEMENT WORK

          Landlord shall perform the following work in the Premises:

          • Install one (1) “Big Ass Fan” or a comparable product (as reasonably determined by Landlord), in a location mutually agreed upon by Landlord and Tenant; and

          • Install one (1) 30,000 pound edge of dock leveler, in a location mutually agreed upon by Landlord and Tenant.

          Any other additions, alterations or improvements desired to be made by Tenant shall be subject to the terms of Article 11 of this Lease.

Exhibit E-1, Page 1

EXHIBIT E-2

CONTRACTOR RULES AND REGULATIONS

          1. All contractors, subcontractors, and materialmen (“Contractor Parties”) will check in and out with Building management.

          2. All Contractor Parties will be appropriately dressed: shirts with sleeves (T-shirts with company name are acceptable), pants (no shorts), work shoes with socks, and whatever other clothing as may be appropriate. No torn or worn-out clothing is permitted. Contractor Parties will display a courteous demeanor towards tenants, customers, visitors and general public. No Contractor Parties shall remain in the Building after work hours.

          3. All Contractor Parties shall clean the job site after meals are eaten. Alcoholic beverages and drugs are not to be brought into, or consumed in the Building. Personnel appearing to be under the influence of either alcoholic beverages or drugs will not be allowed into the Building.

          4. Parking for all personnel must be arranged prior to commencement of work, and will be provided in designated areas only. Vehicles in unapproved areas will be subject to citation and towing without notice. Any parking charges are the sole responsibility of the Contractor Parties.

          5. All materials are to be stored at the job site or in designated storage areas. No materials are to be stored in public areas. Landlord may provide minimum secured storage for materials with prior arrangement.

          6. Contractor Parties must arrange access to areas other than job site at least 24 hours in advance.

          7. All work areas are to be visually and materially protected from the tenants and general public. If required by Landlord, the job site shall be sealed off from the balance of the adjoining space so as to minimize the disbursement of dirt, debris and noise.

          8. Radios or other excessive noise are not permitted.

          9. The use of toxic materials or odor-causing liquids must be scheduled with Landlord in advance and prior notice must be given to the tenants adjacent to the job site.

          10. All non-job site areas are to be kept clean and dust free. No material residue shall be tracked through public areas.

          11. Contractor Parties shall ensure the job site is left clean and secure at the completion of each work day. Trash and excess materials shall (a) not remain on, in, or at the job site; (b) be disposed of in bins or by truck promptly; (c) not be staged in storage at the job site in any public or adjacent areas; and (d) shall not be disposed of in the Building’s trash receptacles.

Exhibit E-2, Page 1

EXHIBIT F – BUILDING SERVICES

          Subject to all Laws applicable thereto and the Rules and Regulations, Landlord agrees to furnish the following services in a manner that such services are customarily furnished to comparable projects in the area:

          1. Landlord shall maintain the parking areas, driveways, alleys and grounds surrounding the Premises in a clean and sanitary condition, consistent with the operation of a first-class industrial flex building, including, without limitation, the exterior of the Building (including, without limitation, painting), exterior irrigation systems, trash removal and water/sewage lines outside the Premises exterior walls, and any items normally associated with the foregoing. All costs in performing the work described in this Section shall be included in Operating Costs.

          2. Landlord makes no representation or warranty, written or oral, express or implied, that any security will be provided to the Project, or if provided, what the level of that security may be. Landlord does not guarantee any level of security and is released from any responsibility for any claims based upon assertions that Landlord failed to provide adequate security to the Project, the Premises, or otherwise.

Exhibit F, Page 1

EXHIBIT G – RULES AND REGULATIONS

          1. The Common Areas shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The Common Areas are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation, and interest of the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. If the responsibility for the HVAC system is not a tenant’s, no tenant and no employee or invitee of any tenant shall go upon the roof of the Building except in the case of maintenance of the HVAC system.

          2. No cooking shall be done or permitted on the Premises except that private use by Tenant of approved microwave ovens, equipment for brewing coffee, tea, hot chocolate, and similar beverages shall be permitted, provided that such use is in accordance with all Laws.

          3. No animals (except for seeing eye dogs) shall be brought or kept in the Premises or the Building.

          4. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person in the case of invasion, mob, riot, public excitement, or other circumstances rendering such action advisable in Landlord’s opinion. Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.

          5. No curtains, draperies, blinds, shutters, shades, screens, or other coverings, hangings, or decorations shall be attached to, hung, or placed in, or used in connection with, any window of the Building without the prior consent of Landlord.

          6. Tenant shall ensure that all water faucets, water apparatus, and utilities are shut off before Tenant or Tenant’s employees leave the Premises so as to prevent waste or damage. For any default or carelessness in this regard, Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord.

          7. The toilet rooms, toilets, urinals, wash bowls, and other apparatus shall not be used for any purpose other than that for which they are constructed, no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage, or damage to the portions of the sewer line that are Landlord’s responsibility, if any, resulting from the violation of this rule shall be borne by the tenants who, or whose employees or invitee, shall have caused it.

          8. No tenant shall install any radio or television antenna, loudspeaker, or other device on the roof or exterior walls of the Building without prior consent of Landlord. No TV or radio or recorder shall be played in such a manner as to cause a nuisance to any other tenant.

          9. No material shall be placed in the trash bins or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the locale without being in violation of any law or ordinance governing such disposal. Tenant shall not overload or cause to be overloaded the trash bins or trash container areas. Landlord shall have the right to charge Tenant for any extra trash removal necessitated by extraordinary trash volume from the Premises. Each tenant shall comply with any and all Laws regarding recycling.

          10. Canvassing, soliciting, distribution of handbills, or any other written material and peddling in the Building are prohibited, and each tenant shall cooperate to prevent the same.

          11. Except in a case of emergency, the requirements of tenants will be attended to only upon application in writing at the office of the Building or by facsimile transmitted to the office of the Building manager. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

          12. Tenant shall not conduct in or about the Building any auction, public or private, without the prior written approval Landlord.

          13. Tenant shall not cause improper noises, vibrations, or odors within the Building.

          14. Tenant shall not mark, paint, drill into, cut, string wires within, or in any way deface any part of the Building, without the prior consent of Landlord, and as Landlord may direct.

          15. Tenant will not place objects on window sills or otherwise obstruct the exterior wall window covering.

          16. Tenant will keep all fire doors and all smoke doors closed at all times.

          17. Tenant shall not use any portion of the Premises for lodging.

          18. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these rules and regulations.

Exhibit G, Page 1

          19. Tenant shall not park or attach any bicycle or motor driven cycle on or to any part of the Premises or Building.

          20. Provided Landlord acts in good faith pursuant to sound operating procedures, Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

          21. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the agreements, covenants, conditions, and provisions of any lease of premises in the Building.

          22. Landlord reserves the right to modify the foregoing and promulgate such other rules and regulations as Landlord may from time to time decide are needed for the safety, care, or cleanliness of the Building, for the preservation of good order therein, or as changed conditions or particular circumstances may require.

Exhibit G, Page 2

EXHIBIT H – PARKING AGREEMENT

          Tenant’s use of the parking areas serving the Building shall be subject to the following:

          1. All parking areas shall be under the control of Landlord, and Tenant agrees that all Tenant Related Parties shall conform to such reasonable written parking regulations, conditions and provisions as may from time to time be prescribed by Landlord, provided the same do not increase Tenant’s obligations or decrease Tenant’s rights.

          2. If Tenant is not permitted to utilize any parking space in the parking areas at any time through no direct intentional act of Landlord, such facts shall never be deemed to be a default by Landlord so as to permit Tenant to terminate this Lease (either in whole or in part) or pursue other remedies. Landlord agrees to use reasonable efforts to provide alternate parking for use by Tenant in reasonable proximity to the Building. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

          3. The parking areas shall include those areas designated by Landlord as unrestricted parking areas, including the six (6) spaces directly in front of the Premises. Any restricted parking areas shall be leased only by separate license agreement with Landlord.

          4. Landlord will be entitled to utilize whatever access device Landlord deems necessary (including but not limited to the issuance of parking stickers or access cards) to assure that only those persons using the parking spaces are those who have the right to do so. In the event any Tenant Related Parties wrongfully park in any parking spaces, Landlord will be entitled and is hereby authorized to impose upon Tenant a charge of $25.00 for each such occurrence. Tenant hereby agrees to pay all amounts becoming due hereunder as Additional Rent upon demand therefor, and the failure to pay any such amount will additionally be deemed a Default.

          5. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one (1) vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Any Tenant Related Parties who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge of $50.00 to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any unauthorized vehicles.

          6. Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the parking area, or relocate Tenant’s parking spaces to other parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration or improvements with respect to the parking area or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Property.

Exhibit H, Page 1

EXHIBIT I - MINIMUM SERVICES REQUIRED FOR
HVAC EQUIPMENT MAINTENANCE CONTRACT
INCLUDING ROOF TOP, FAN COILS AND EXHAUST SYSTEM

Tenant will provide a minimum of (4) inspections per calendar year, conducted by a qualified and licensed contractor approved by Landlord, which will include, at a minimum, the following items:

LUBRICATE MOTORS & BEARINGS AS APPLICABLE.

CHANGE AIR FILTERS QUARTERLY.

CHECK BELTS FOR WEAR. ADJUST TO 1” DEFLECTION.

INSPECT EVAPORATOR & CONDENSING COILS. CLEAN AS REQUIRED.

USE FOAM ACTION CLEANER OF H.P. CLEANER OF 300 psi. MAX.

CLEAN CONDENSATE DRAINS.

INSPECT FAN & COMPRESSOR CONTACTORS FOR ARCING DAMAGE. CLEAN OR REPLACE IF EVIDENCED.

CHECK ATMOSPHERIC BURNERS AND PILOT ASSEMBLY. CLEAN AS REQUIRED.

INSPECT EVAPORATOR & CONDENSER FAN BLADES & WHEELS FOR BALANCED OPERATION & CLEANLINESS. CLEAN AS REQUIRED.

INSPECT REFRIGERANT PIPING & INSULATION FOR DETERIORATION AND EVIDENCE OF REFRIGERANT LEAKAGE.

CHECK THERMOSTAT ACCURACY (+ or - 2°).

CHECK OPERATING PRESSURES, O.A. TEMP., SUCTION, DISCHARGE.

CHECK GENERAL CONDITION OF CABINETRY, DUCTING, CURB FLASHING AND UTILITY OPENING.

VISUALLY INSPECT WHEEL FOR EXCESSIVE DIRT OR GREASE BUILD-UP. CLEAN AS REQUIRED.

CHECK GREASE DRAINS, FIRE DAMPERS & FUSIBLE LINKS (KITCHEN FANS ONLY).

CHECK EXTERNAL MOUNTING PLATES, BOLTS, COVER HOLD-DOWNS FOR FATIGUE OR STRESS CRACKS OR EXCESSIVE VIBRATION.

VISUALLY INSPECT COUPLINGS & SPRINGS FOR FATIGUE OR WATER/OIL LEAKAGE.

VISUALLY INSPECT FOR LEAKAGE, FATIGUE CRACKS & GASKET FAILURE.

PHYSICALLY REMOVE ANY EXTERIOR DIRT ACCUMULATION.

Exhibit I, Page 1

(i)